Exhibit 10.66

EXECUTION COPY	** Confidential treatment requested

HOME EQUITY LINE OF CREDIT (HELOC)

REVOLVING CREDIT LOAN

PURCHASE, SALE & SERVICING AGREEMENT

dated as of February 3, 2004

between

WACHOVIA BANK, N.A.

Purchaser

AND

E-LOAN, INC.

Seller

EXECUTION COPY	** Confidential treatment requested

Table of Contents
ARTICLE I: DEFINITIONS	*
Section 1.01 Defined Terms.	*
ARTICLE II: SALE AND CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS	*
Section 2.01 Sale and Conveyance of Revolving Credit Loans.	*
Section 2.02 Delivery of Documents, Possession of Mortgage Files.	*
Section 2.03 Books and Records.	*
Section 2.04 Defective Documents; Delivery of Revolving Credit Loan Documents.	*
Section 2.05 Transfer of Revolving Credit Loans.	*
Section 2.06 Certain Revolving Credit Loan Not Acceptable for Purchase.	*
ARTICLE III: REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER; REPURCHASE AND SUBSTITUTION; REVIEW OF MORTGAGE LOANS	*
Section 3.01 Representations and Warranties of each Seller.	*
Section 3.02 Representations and Warranties of the Servicer.	*
Section 3.03 Representations and Warranties as to Individual Revolving Credit Loans.	*
Section 3.04 Repurchase and Substitution.	*
Section 3.05 Additional Covenants of Seller and Servicer	*
ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND CONDITIONS PRECEDENT TO FUNDING	*
Section 4.01 Representations and Warranties of Purchaser.	*
Section 4.02 Conditions Precedent to Closing.	*
ARTICLE V: ADMINISTRATION AND SERVICING OF MORTGAGE LOANS	*
Section 5.01 Seller to Act as Servicer; Servicing Standards; Additional Documents; Consent of the Purchaser.	*
Section 5.02 Collection of Revolving Credit Loan Payments.	*
Section 5.03 Reports for Foreclosure Sales.	*
Section 5.04 Establishment of Collection Account; Deposits in Collection Account.	*
Section 5.05 Permitted Withdrawals from the Collection Account.	*
Section 5.06 Maintenance of Primary Insurance Policies; Collections Thereunder.	*
Section 5.07 Transfer of Accounts.	*
Section 5.08 Maintenance of Mortgage Impairment Insurance Policy.	*
Section 5.09 Fidelity Bond; Errors and Omissions Insurance.	*
Section 5.10 Management of REO Properties.	*
Section 5.11 Realization Upon Specially Serviced Revolving Credit Loans.	*
Section 5.12 Investment of Funds in the Collection Account.	*
ARTICLE VI: REPORTS; REMITTANCES; ADVANCES	*
Section 6.01 Remittances.	*
Section 6.02 Reporting.	*
Section 6.03 [Reserved].	*
Section 6.04 Non-recoverable Advances.	*
Section 6.05 Itemization of Servicing Advances.	*
Section 6.06 Officer's Certificate.	*
ARTICLE VII: GENERAL SERVICING PROCEDURE	*
Section 7.01 Enforcement of Due-on-Sale Clauses, Assumption Agreements.	*
Section 7.02 Satisfaction of Mortgages and Release of Mortgage Files.	*
Section 7.03 Servicing Compensation.	*
Section 7.04 Annual Statement as to Compliance.	*
Section 7.05 Annual Independent Certified Public Accountants' Servicing Report.	*
Section 7.06 ICSA Data Security Reviews.	*
Section 7.07 Purchaser's Right to Examine Servicer Records.	*
Section 7.08 Optional Purchase of Delinquent Revolving Credit Loans.	*
ARTICLE VIII: REPORTS TO BE PREPARED BY THE SERVICER	*
Section 8.01 The Servicer's Reporting Requirements.	*
ARTICLE IX: THE SELLER	*
Section 9.01 Indemnification; Third Party Claims.	*
Section 9.02 Merger or Consolidation of the Seller.	*
Section 9.03 Limitation on Liability of the Seller and Others.	*
Section 9.04 Servicer Not to Resign.	*
ARTICLE X: DEFAULT	*
Section 10.01 Events of Default.	*
ARTICLE XI: TERMINATION	*
Section 11.01 Term and Termination of Servicing.	*
Section 11.02 Survival.	*
ARTICLE XII: GENERAL PROVISIONS	*
Section 12.01 Successor to the Servicer.	*
Section 12.02 Governing Law.	*
Section 12.03 Notices.	*
Section 12.04 Severability of Provisions.	*
Section 12.05 Schedules and Exhibits.	*
Section 12.06 General Interpretive Principles.	*
Section 12.07 Waivers and Amendments, Noncontractual Remedies; Preservation of Remedies.	*
Section 12.08 Captions.	*
Section 12.09 Counterparts; Effectiveness.	*
Section 12.10 Entire Agreement; Amendment.	*
Section 12.11 Further Assurances.	*
Section 12.12 Intention of the Seller.	*
EXECUTION COPY	** Confidential treatment requested

Schedules*

A. Revolving Credit Loan Schedule Data Fields

B. Content of Mortgage File

B-1 Legal Documents

B-2 Credit Documents

C. Seller Guide- Applicable Guidelines and Restrictions

D. Sample Purchase Price and Terms Letter

Exhibits*

Exhibit 2.05 Form of Assignment, Assumption and Recognition Agreement

Exhibit 5.03 Form of Notice of Foreclosure

Exhibit 5.04-1 Form of Collection Account Certification

Exhibit 5.04-2 Form of Collection Account Letter Agreement

Exhibit 6.02(a) Report P-139 -- Monthly Statement of Mortgage Accounts

Exhibit 6.02(b) Report S-213 -- Summary of Curtailments Made Remittance Report

Exhibit 6.02(c) Report S-214 -- Summary of Paid in Full Remittance Report

Exhibit 6.02(d) Report S-215 -- Consolidation of Remittance Report

Exhibit 6.02(e) Report S1AE -- Monthly Draw Report

Exhibit 8.01 Report P-195 Delinquency Report

Exhibit 9 Form of Officer's Certificate

Exhibit 10 Form of Warranty Bill of Sale

*Exhibits and schedules have been omitted in accordance with Item 601 of Regulation S-K, and will be provided upon request.

EXECUTION COPY	** Confidential treatment requested

HELOC MORTGAGE LOAN PURCHASE, SALE & SERVICING AGREEMENT

This HELOC Revolving Credit Loan Purchase, Sale & Servicing Agreement, dated as of February 3, 2004, is entered into between Wachovia Bank, N.A. ("Purchaser") and E-Loan, Inc., a Delaware corporation ("Seller").

PRELIMINARY STATEMENT

1. Seller is engaged in the business, inter alia, of making variable rate open-end home equity mortgage loans to individuals, the repayment of which is secured by a first or second lien mortgage on such individuals' residences.

2. Wachovia Bank, N.A. is engaged in the business, inter alia, of purchasing and making variable rate open-end home equity mortgage loans for its own account.

3. Seller has established certain terms, conditions and loan programs for making variable rate open-end home equity mortgage loans as described in Seller's Program and Underwriting Guidelines (the "Seller Guide") and Wachovia Bank, N.A. is willing to purchase certain mortgage loans that comply with the terms of such terms, conditions and loan programs (the "Revolving Credit Loans"). The applicable provisions of the Seller Guide are attached hereto as Schedule C.

4. Wachovia Bank, N.A. and Seller desire to establish a flow program whereby Seller will make variable rate open-end home equity mortgage loans which meet the applicable provisions of the Seller Guide, and Wachovia Bank, N.A. will, on a regular basis, purchase such mortgage loans from Seller, as applicable, provided the parties agree on the price, date and other conditions or considerations as set forth in this Agreement.

5. Wachovia Bank, N.A. and Seller wish to prescribe the terms and manner of purchase by Wachovia Bank, N.A. and sale by Seller of the Revolving Credit Loans, and the servicing of the Revolving Credit Loans prior to transfer of the servicing to Wachovia Bank, N.A. or its designee by Seller, as the Servicer, in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Wachovia Bank, N.A. and Seller agree as follows :

EXECUTION COPY	** Confidential treatment requested

ARTICLE I DEFINITIONS

Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the meaning specified in this Article:

"Accepted Servicing Practices": Those servicing standards, policies and procedures applicable to mortgage loans owned by Fannie Mae and Freddie Mac as set forth in the respective servicing guidelines of each such entity for servicers of such mortgage loans, or, with respect to matters not addressed thereby, those customary and usual standards of servicing utilized by prudent institutional mortgage loan servicers with respect to mortgage loans comparable to the Revolving Credit Loans, in the jurisdiction where the Revolving Credit Loans are located.

"Accrued Interest": With respect to a Revolving Credit Loan, interest which is accrued and unpaid at the effective Note Rate determined in accordance with the Mortgage Note less the Servicing Fee Rate on the average daily balance of Credit Line Advances outstanding from the date with respect to which interest has last been paid to and received by the Seller to, and including, the last day of the calendar month immediately preceding the calendar month in which the Funding Date occurs.

"Affiliate": When used with reference to a specified Person, any Person that (i) directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, or (iii) directly or indirectly is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities.

"Agreement": This HELOC Revolving Credit Loan Purchase, Sale & Servicing Agreement between the Purchaser and the Seller, together with all amendments hereof and supplements hereto.

"ALTA": The American Land Title Association.

"Appraised Value": With respect to any Mortgaged Property, the lesser of: (i) the value thereof as determined by an appraisal made for the originator of the Revolving Credit Loan at the time of origination of the Revolving Credit Loan by an appraiser who met the minimum requirements of FNMA and FHLMC or the value as determined using another collateral assessment tool approved by the Seller Guide, including, but not limited to, broker's price opinions, AVMs or HUD-1 Settlement Statements or a FNMA Form 2005 or a FHMLC Form 704; or (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Revolving Credit Loan; provided that, in the case of a Refinanced Revolving Credit Loan, such value of the Mortgaged Property shall be based solely upon the value determined by an appraisal made for the originator of such Refinanced Revolving Credit Loan at the time of origination of such Refinanced Revolving Credit Loan by an appraiser who met the minimum requirements of FNMA and FHLMC or any other collateral assessment tool approved by the Seller Guide.

EXECUTION COPY	** Confidential treatment requested

"ARM Loan": An 'adjustable rate' Revolving Credit Loan, the Note Rate of which is subject to periodic adjustment in accordance with the terms of the Mortgage Note. Each Revolving Credit Loan subject to this Agreement shall be an ARM Loan.

"Assignment": An individual assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Revolving Credit Loan.

"Bankruptcy Code": The Bankruptcy Reform Act of 1978 (11 U.S.C. 101-1330), as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.

"Business Day": Any day other than (i) a Saturday or Sunday, or (ii) a day on which the Federal Reserve is closed;

"Closing Date": February 3, 2004. .

"Code": The Internal Revenue Code of 1986, as amended.

"Collection Account": The separate trust account or accounts created and maintained pursuant to Section 5.04.

"Combined Loan-to-Value Ratio" or "CLTV": With respect to any Revolving Credit Loan, the ratio (expressed as a percentage) equal to the sum of (a) the Credit Line, plus (y) the outstanding principal balance of any Senior Liens on the Mortgaged Property as of the Cut-off Date divided by (b) the Appraised Value of the related Mortgaged Property.

"Condemnation Proceeds": All awards or settlements, whether permanent or temporary, partial or entire, in respect of a Mortgaged Property by exercise of the power of eminent domain or condemnation (or consideration received for a deed in lieu of condemnation), to the extent not required to be released to a Mortgagor in accordance with the terms of the related Revolving Credit Loan documents.

"Credit Documents": Those documents, comprising part of the Mortgage File, required of the Mortgagor, as described in Section 2 (Specific Loan Program Guidelines) of the Seller Guide. The Credit Documents are specified on Schedule B-2 hereto.

"Credit Line": With respect to a Revolving Credit Loan, the maximum principal amount which may be advanced to a Mortgagor under the terms of the related Mortgage Note.

"Credit Line Advance": With respect to a Revolving Credit Loan, a principal disbursement to a Mortgagor under the terms of the related Mortgage Note (collectively, "Credit Line Advances").

EXECUTION COPY	** Confidential treatment requested

"Cut-off Date": With respect to any Revolving Credit Loan (i) which was originated within the month in which the respective Funding Date occurs, the origination date of such Revolving Credit Loan, or (ii) which was originated prior to the month in which the respective Funding Date occurs, the last day of the month preceding the month in which such Funding Date occurs.

"Defective Revolving Credit Loan": As defined in Section 3.04(c).

"Deleted Revolving Credit Loan": A Revolving Credit Loan repurchased by Seller, replaced or to be replaced with a Qualified Substitute Revolving Credit Loan.

"Delinquency Percentage": shall mean, with respect to any Due Period, the percentage result equal to the sum of aggregate Credit Line Advances outstanding with respect to all Revolving Credit Loans (a) for which the scheduled Monthly Payment due during such Due Period has not been made by the related Mortgagor, (b) for which the related borrower has filed for bankruptcy protection, (c) which are in foreclosure, and (d) with respect to which the related Mortgaged Property is characterized as an REO Property, in each case as of the close of business on the last Business Day of such Due Period, divided by the aggregate Credit Line Advances outstanding on of all of the Revolving Credit Loans on such date.

"Determination Date": The close of business of the last Business Day of the month immediately preceding the month of the related Remittance Date.

"Due Date": With respect to any Revolving Credit Loan, the day of the month on which each Monthly Payment is due thereon, exclusive of any days of grace.

"Due Period": With respect to each Remittance Date, the period commencing on the first day of the month immediately preceding the month of such Remittance Date and ending on the last day of the month immediately preceding the month of such Remittance Date.

"Eligible Account": One or more accounts that are maintained (i) with a depository institution the long-term unsecured debt obligations of which have been rated by each Rating Agency in one of its two highest rating categories at the time of any deposit therein, (ii) that are trust accounts with any depository institution held by the depository institution in its capacity as a corporate trustee, or (iii) the deposits in which are insured by the FDIC (to the limits established by the FDIC).

"Environmental Assessment": A "Phase I" environmental assessment of a Mortgaged Property prepared by an Independent Person who regularly conducts environmental assessments and who has any necessary license(s) required by applicable law and has five years experience in conducting environmental assessments.

"Environmental Conditions Precedent to Foreclosure": As defined in Section 5.15.

"Environmental Laws": All federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

EXECUTION COPY	** Confidential treatment requested

"Estimated Accrued Interest": With respect to a Revolving Credit Loan and the calendar month in which the related Funding Date occurs, an amount equal to accrued and unpaid interest for the period from, and including, the first day of such calendar month to, but not including, the Funding Date at the applicable Mortgage Interest Rate for such month less the Servicing Fee Rate on the unpaid principal balance of Credit Line Advances outstanding as of the close of business on the Cut-off Date.

"Estimated Purchase Price": The aggregate amount equal to, for each Revolving Credit Loan, the sum of (a) the Purchase Price Percentage of the Stated Principal Balance of each Revolving Credit Loan plus, (b) Estimated Accrued Interest, minus (c) interest payments received by the Seller that, in accordance with the terms of the Mortgage Note, were due on or after the related Funding Date.

"Event of Default": Any one of the conditions or circumstances enumerated in Section 10.01.

"FDIC": The Federal Deposit Insurance Corporation or any successor organization.

"FHLMC": The Federal Home Loan Mortgage Corporation (also known as Freddie Mac) or any successor organization.

"FHLMC Servicing Guide": The FHLMC/Freddie Mac Seller' and Servicers' Guide in effect on and after the Funding Date.

"Fidelity Bond": A fidelity bond to be maintained by the Servicer pursuant to Section 5.12.

"FNMA": The Federal National Mortgage Association (also known as Fannie Mae) or any successor organization.

"FNMA Guide": The FNMA/Fannie Mae Selling Guide and the Servicing Guide, collectively, in effect on and after the Funding Date.

"Funding Date": Each date, as specified in the related Purchase Price and Terms Letter (up to four per month), upon which Purchaser purchases Revolving Credit Loans from the Seller hereunder.

"Funding Date Scheduled Principal Balance": With respect to any Revolving Credit Loan and the related Funding Date, the outstanding unpaid principal balance of all Credit Line Advances related to such Revolving Credit Loan as of the Cut-off Date.

"Gross Margin": With respect to each ARM Loan, the fixed percentage added to the Index on each Rate Adjustment Date, as specified in each related Mortgage Note and listed in the Revolving Credit Loan Schedule.

EXECUTION COPY	** Confidential treatment requested

"Independent": With respect to any specified Person, such Person who: (i) does not have any direct financial interest or any material indirect financial interest in the applicable Mortgagor, the Seller, the Servicer, the Purchaser, or their Affiliates; and (b) is not connected with the applicable Mortgagor, the Seller, the Servicer, the Purchaser, or their respective Affiliates as an officer, employee, promoter, underwriter, trustee, member, partner, shareholder, director, or Person performing similar functions.

"Index": With respect to each ARM Loan, on each Rate Adjustment Date, the applicable rate index set forth on the Revolving Credit Loan Schedule, which shall be an index described on such Revolving Credit Loan Schedule.

"Insolvency Proceeding": With respect to any Person: (i) any case, action, or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors; or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of the creditors generally of such Person or any substantial portion of such Person's creditors; in any case undertaken under federal, state or foreign law, including the Bankruptcy Code.

"Insurance Proceeds": Proceeds of any Purchaser-Paid Mortgage Insurance Policy, title policy, hazard policy or other insurance policy covering a Revolving Credit Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own or its Affiliates' account or managed by it for third-party institutional investors.

"Interest Adjustement Date": As to any ARM Loan, the date specified in a Mortgage Note on which the Mortgage Interest Rate for the related Mortgage Loan is subject to adjustment.

"Legal Documents": Those documents, comprising part of the Mortgage File, set forth in Schedule B-1 of this Agreement.

"Liquidation Proceeds": Amounts, other than Insurance Proceeds and Condemnation Proceeds, received by the Servicer in connection with the liquidation of a defaulted Revolving Credit Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property in accordance with the provisions hereof.

"Loan-to-Value Ratio" or "LTV": With respect to any Revolving Credit Loan, the original principal balance of such Revolving Credit Loan divided by Appraised Value of the related Mortgaged Property.

"MAI Appraiser": With respect to any real property, a member of the American Institute of Real Estate Appraisers with a minimum of 5 years of experience appraising real property of a type similar to the real property being appraised and located in the same geographical area as the real property being appraised.

EXECUTION COPY	** Confidential treatment requested

"Maximum Rate": With respect to each ARM Loan, the rate per annum set forth in the related Mortgage Note as the maximum Note Rate thereunder. The Maximum Rate as to each ARM Loan is set forth on the related Revolving Credit Loan Schedule.

"Minimum Rate": With respect to each ARM Loan, the rate per annum set forth in the related Mortgage Note as the minimum Note Rate thereunder. The Minimum Rate as to each ARM Loan is set forth on the related Revolving Credit Loan Schedule.

"Monthly Payment": The monthly payment of principal and/or interest on a Revolving Credit Loan which is payable by a Mortgagor under the related Mortgage Note.

"Monthly Period": Initially, the period from the Cutoff Date through to and including the first Determination Date during the term hereof, and, thereafter, the period commencing on the day after each Determination Date during the term hereof and ending on the next succeeding Determination Date during the term hereof (or, if earlier, the date on which this Agreement terminates).

"Mortgage": The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a lien on an unsubordinated estate in fee simple in real property.

"Mortgaged Property": With respect to a Revolving Credit Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a fee simple estate.

"Mortgage File": With respect to a particular Revolving Credit Loan, those origination and servicing documents, escrow documents, and other documents as are specified on Schedule B-1 and B-2 to this Agreement and any additional documents required to be added to the Mortgage File pursuant to the related Purchase Price and Terms Letter. Notwithstanding the previous sentence, the documents constituting the Mortgage File may be provided as imaged files.

"Mortgage Interest Rate": As to each Mortgage Loan at any time, the annual rate at which interest accrues on such Mortgage Loan at such time pursuant to the related Mortgage Note.

"Mortgage Note": The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

"Mortgagor": The obligor or obligors on a Mortgage Note.

"90 Day Rolling Delinquency Percentage" With respect to the entire portfolio of Revolving Credit Loans, and a date of determination, a percentage equal to the weighted average of the Delinquency Percentages for the immediately preceding three Due Periods.

"Non-recoverable Advance": As of any date of determination, any Servicing Advance previously made or any Servicing Advance proposed to be made in respect of a Revolving Credit Loan which, in the good faith judgment of the Servicer and in accordance with the servicing standard set forth in Section 5.01, will not or, in the case of a proposed advance, would not be ultimately recoverable pursuant to Section 5.05 (d) or (e) hereof. The determination by the Servicer that it has made a Non-recoverable Advance or that any proposed advance would constitute a Non-recoverable Advance shall be evidenced by an Officer's Certificate satisfying the requirements of Section 6.04 hereof and delivered to the Purchaser on or before the Determination Date in any month.

EXECUTION COPY	** Confidential treatment requested

"Note Rate": With respect to any Revolving Credit Loan at any time any determination thereof is to be made, the annual rate at which interest accrues thereon as determined in accordance with the terms of the related Mortgage Note.

"Offering Materials": All documents, tapes, or other materials relating to the Revolving Credit Loans provided by Seller to Purchaser prior to Purchaser submitting its bid to purchase the Mortgage loans.

"Officers' Certificate": A certificate signed by (i) the President or a Vice President and (ii) the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered by the Servicer to the Purchaser as required by this Agreement.

"Payment Adjustment Date": The date on which Monthly Payments shall be adjusted as determined in accordance with the related Mortgage Note.

"Payoff": With respect to any Revolving Credit Loan, any payment or recovery received in advance of the last scheduled Due Date of such Revolving Credit Loan, which payment or recovery consists of principal in an amount equal to the outstanding principal balance of such Revolving Credit Loan, all accrued and unpaid prepayment penalties, if any, premiums, and/or interest with respect thereto, and all other unpaid sums due with respect to such Revolving Credit Loan, provided that, if received during the period when Credit Line Advances can be made, the Mortgagor has requested that the Revolving Credit Line be terminated.

"Periodic Rate Cap": With respect to each ARM Loan, the permissible percentage by which the Note Rate may be increased or decreased on any Rate Adjustment Date as determined in accordance with the terms of the related Mortgage Note.

"Permitted Investments": Investments that mature, unless payable on demand, not later than the Business Day preceding the related Remittance Date; provided that such investments shall only consist of the following:

      direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

      repurchase obligations (the collateral for which is held by a third party), provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each Rating Agency in one of its two highest rating categories, certificates of deposit, time deposits and bankers' acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term unsecured debt obligations of such bank or trust company (or, in the case of the principal depository institution of a depository institution holding company, the long- term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof have been rated by each Rating Agency in one of its two highest rating categories commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated at the time by each Rating Agency in its highest rating category; and

      any other demand, money market or time deposit account or obligation, or interest-bearing or other security or investment, acceptable to the Purchaser (such acceptance evidenced in writing);

EXECUTION COPY	** Confidential treatment requested

provided further that "Permitted Investments" shall not include any instrument described hereunder which evidences either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

"Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Premium": With respect to a Revolving Credit Loan, an amount equal to the Purchase Price Percentage minus 100% (each expressed as a decimal), multiplied by the Funding Date Scheduled Principal Balance of such Revolving Credit Loan.

"Prepaid Monthly Payment": Any Monthly Payment received prior to its scheduled Due Date.

"Purchase Price": As to each Revolving Credit Loan, the price set forth in the Revolving Credit Loan Schedule determined in accordance with the related Purchase Price and Terms Letter.

"Purchase Price and Terms Letter": With respect to any pool of Revolving Credit Loans purchased and sold on any Funding Date, the letter agreement between the Purchaser and Seller (including any exhibits, schedules and attachments thereto, which shall be substantially in the form of Schedule D hereof), setting forth the terms and conditions of such transaction and describing the Revolving Credit Loans to be purchased by the Purchaser on such Funding Date, which shall include the Purchaser's Par Rate Sheet and the Addendum to Par Rate Sheet. A Purchase Price and Terms Letter may relate to more than one pool of Revolving Credit Loans to be purchased on one or more Funding Dates hereunder.

"Purchase Price Percentage:" With respect to a Revolving Credit Loan, the percentage amount, as set forth on the Revolving Credit Loan Schedule, expressed as a decimal, which is multiplied by the Funding Date Scheduled Principal Balance to determine the principal portion of the related Purchase Price on the related Funding Date.

EXECUTION COPY	** Confidential treatment requested

"Purchaser": WACHOVIA BANK, N.A., or its successor in interest or any successor under this Agreement appointed as herein provided.

"Purchaser-Paid Mortgage Insurance Policy": With respect to the Revolving Credit Loans serviced hereunder, a primary insurance policy which is a blanket policy of primary mortgage insurance covering the Revolving Credit Loans for which the Purchaser is obligated to pay premiums in an amount determined using a per annum rate (the "Purchaser-Paid Mortgage Insurance Rate") equal to the percentage indicated on the Revolving Credit Loan Schedule.

"Purchaser's Account": The account of the Purchaser at a bank or other entity most recently designated in a written notice by the Purchaser to the Seller as the "Purchaser's Account."

"Qualified Mortgage Insurer": American Guaranty Corporation, Commonwealth Mortgage Assurance Company, General Electric Mortgage Insurance Companies, Mortgage Guaranty Insurance Corporation, PMI Mortgage Insurance Company, Old Republic Mortgage Insurance Company, Radian FKA Commonwealth or United Guaranty Residential Insurance Corporation.

"Qualified Substitute Revolving Credit Loan": A Revolving Credit Loan substituted by a Seller for a Deleted Revolving Credit Loan which must, on the date of such substitution, (a)(i) have a Credit Line (or in the case of a substitution of more than one mortgage loan for a Deleted Revolving Credit Loan, an aggregate principal balance), not in excess of one hundred ten percent (110%) of the Credit Line of the Deleted Revolving Credit Loan and not less than ninety percent (90%) of the Credit Line of the Deleted Revolving Credit Loan (the amount of any shortfall to be distributed by the Seller to the Purchaser in the month of substitution), (ii) have a remaining term to maturity not substantially greater than (and not more than one year less than) that of the Deleted Revolving Credit Loan, (iii) have a Note Rate not less than (and not more than one percentage point greater than) the Note Rate of the Deleted Revolving Credit Loan, (iv) have a Minimum Rate not less than that of the Deleted Revolving Credit Loan, (v) have a Maximum Rate not less than that of the Deleted Revolving Credit Loan and not more than two (2) percentage points above that of the Deleted Revolving Credit Loan, (vi)  have a Gross Margin not less than that of the Deleted Revolving Credit Loan, (vii) have a Periodic Rate Cap equal to that of the Deleted Revolving Credit Loan, (viii) have a Loan-to-Value Ratio at the time of substitution equal to or less than the Loan-to-Value Ratio of the Deleted Revolving Credit Loan at the time of substitution, (ix) have the same Rate Adjustment Date as that of the Deleted Revolving Credit Loan, (x) have an Index as provided herein for all ARM Loans subject to this Agreement, (xi) comply as of the date of substitution with each representation and warranty set forth in Sections 3.01, 3.02 and 3.03, (xii) be in the same credit grade category as the Deleted Revolving Credit Loan and (xiii) have the same prepayment penalty term or (b) otherwise be acceptable to the Purchaser.

"Rate Adjustment Date": With respect to each ARM Loan, the date on which the Note Rate adjusts.

"Rating Agency": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Moody's Investors Service, Inc., and Fitch, Inc.

EXECUTION COPY	** Confidential treatment requested

"Refinanced Revolving Credit Loan": A Revolving Credit Loan that was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Revolving Credit Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

"REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Internal Revenue Code or any similar tax vehicle providing for the pooling of assets (such as a Financial Asset Security Investment Trust).

"Remittance Date": The 20th day of each calendar month, commencing on the 20th day of the month following the Funding Date, or, if such 20th day is not a Business Day, then the next Business Day immediately preceding such 20th day.

"Remittance Rate": With respect to each Revolving Credit Loan, the related Note Rate minus the Servicing Fee Rate.

"REO Property": A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in Section 5.13.

"Repurchase Price": As to each Revolving Credit Loan required to be repurchased hereunder, an amount equal to the sum of (1) the related Purchase Price Percentage multiplied by the Stated Principal Balance of such Revolving Credit Loan at the time of repurchase; plus (2) accrued interest on such Revolving Credit Loan at the applicable Note Rate from the last date through which interest has been distributed to the Purchaser hereunder to the date of repurchase, whether or not received; plus (3) the aggregate amount of any Servicing Advances relating to such Revolving Credit Loan incurred on or prior to the Repurchase Date, minus (4) any amounts representing interest payments received in respect of such Defective Revolving Credit Loan which are being held in the Collection Account for future remittance, provided such amounts in the Collection Account are actually remitted to Purchaser.

"Revolving Credit Loan": Each individual variable rate open- end home-equity mortgage loan (including all documents included in the Mortgage File evidencing the same, all Monthly Payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, and other proceeds relating thereto, and any and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith) which (a) is the subject of this Agreement and the related Purchase Price and Terms Letter, (b) is identified on a Revolving Credit Loan Schedule prepared in connection with the related Funding Date, and (c) became subject to this Agreement upon payment of the Purchase Price by Purchaser on such Funding Date.

"Revolving Credit Loan Schedule": The list (prepared by the Seller or its agent) of Revolving Credit Loans purchased by Purchaser on each Funding Date that sets forth the information specified on Schedule A hereto (with respect to each such Revolving Credit Loan (as such Revolving Credit Loan Schedule is amended from time to time to reflect the addition of any Qualified Substitute Revolving Credit Loans) and the deletion of any Deleted Revolving Credit Loans).

"Seller": E-Loan, Inc., or its successors in interest.

EXECUTION COPY	** Confidential treatment requested

"Seller Guide": As defined in paragraph 3 of the Preliminary Statement to this Agreement.

"Senior Lien": With respect to a Revolving Credit Loan, a lien (i) which is senior in priority to that of the related Mortgage, and (ii) the outstanding principal balance of which (determined as of the date the Revolving Credit Loan was originated) is stated on the Revolving Credit Loan Schedule with respect to such Revolving Credit Loan

"Servicer": As described in Section 5.01, E-Loan, Inc.

"Servicer's Mortgage File": With respect to a particular Revolving Credit Loan copies or images of the documents specified on Schedule B-1 hereto and originals or copies of the documents specified on Schedule B-2 attached hereto and all additional documents received by Servicer with respect to such Revolving Credit Loan.

"Servicing Advances": All "out of pocket" costs and expenses that are customary, reasonable and necessary which are incurred by the Servicer in the performance of its servicing obligations hereunder, including (without duplication) (i) reasonable attorneys' fees and (ii) the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the servicing, management and liquidation of any Specially Serviced Mortgaged Loans and/or any REO Property, and (d) compliance with the Servicer's obligations under Section 5.08.

"Servicing Event": Any of the following events with respect to any Revolving Credit Loan: (i) any Monthly Payment being more than 60 days delinquent; (ii) any filing of an Insolvency Proceeding by or on behalf of the related Mortgagor, any consent by or on behalf of the related Mortgagor to the filing of an Insolvency Proceeding against such Mortgagor, or any admission by or on behalf of such Mortgagor of its inability to pay such Person's debts generally as the same become due; (iii) any filing of an Insolvency Proceeding against the related Mortgagor that remains undismissed or unstayed for a period of 60 days after the filing thereof; (iv) any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the related Mortgagor or with respect to any Mortgaged Property; (v) any receipt by the Servicer of notice of the foreclosure or proposed foreclosure of any other lien on the related Mortgaged Property; (vi) any proposal of a material modification (as reasonably determined by the Seller) to such Revolving Credit Loan due to a default or imminent default under such Revolving Credit Loan; or (vii) in the reasonable judgment of the Servicer, the occurrence, or likely occurrence within 60 days, of a payment default with respect to such Revolving Credit Loan that is likely to remain uncured by the related Mortgagor within 60 days thereafter.

"Servicing Fee": With respect to each Revolving Credit Loan, the annual fee the Purchaser shall pay for servicing, which shall, for each Due Period, be equal to one-twelfth (1/12) of the product of (i) the average daily Stated Principal Balance of such Revolving Credit Loan for such Due Period, and (ii) the Servicing Fee Rate applicable to such Revolving Credit Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on such Revolving Credit Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds) of Monthly Payments remitted to Purchaser.

EXECUTION COPY	** Confidential treatment requested

"Servicing Fee Rate": One-half of one percent (0.50%) per annum.

"Servicing Officer": Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Revolving Credit Loans whose name appears on a written list of servicing officers furnished by the Servicer to the Purchaser upon request therefor by the Purchaser, as such list may from time to time be amended.

"Specially Serviced Revolving Credit Loan": A Revolving Credit Loan as to which a Servicing Event has occurred and is continuing.

"Stated Principal Balance": With respect to any Revolving Credit Loan, and a date of determination, the sum of (i) the Funding Date Scheduled Principal Balance, plus (ii) all Credit Line Advances made with respect to such Revolving Credit Loan on or after the Cut-off Date to, but not including, such date of determination (to the extent such Credit Line Advances will be reimbursed by or on behalf of Purchaser in accordance with this Agreement), minus (iii) all amounts previously remitted to the Purchaser with respect to such Revolving Credit Loan representing payments or other recoveries of principal, minus (iv) all amounts representing principal payments being held in the Collection Account for remittance to Purchaser (provided such amounts are actually remitted to Purchaser in accordance with this Agreement).

"Uniform Commercial Code": The Uniform Commercial Code as in effect on the date hereof in the State of North Carolina; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than North Carolina, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non- perfection.

"Unpaid Principal Balance": With respect to any Revolving Credit Loan, at any time, the actual outstanding principal balance then payable by the Mortgagor under the terms of the related Mortgage Note.

"Warranty Bill of Sale": A warranty bill of sale with respect to the Revolving Credit Loans purchased on a Funding Date in the form annexed hereto as Exhibit 10.

ARTICLE II
SALE AND CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Sale and Conveyance of Revolving Credit Loans.

Seller agrees to sell and Purchaser agrees to purchase, from time to time, those certain Revolving Credit Loans identified in a Revolving Credit Loan Schedule, at the price and on the terms set forth herein and in the related Purchase Price and Terms Letter. Purchaser, on any Funding Date, shall be obligated to purchase only such Revolving Credit Loans set forth in the applicable Revolving Credit Loan Schedule, subject to the terms and conditions of this Agreement and the related Purchase Price and Terms Letter.

EXECUTION COPY	** Confidential treatment requested

Purchaser will purchase Revolving Credit Loans from Seller on such Funding Dates as may be agreed upon by Purchaser and Seller. The closing shall, at Purchaser's option be either: by telephone, confirmed by letter, e- mail, or facsimile, and/or wire as the parties shall agree; or conducted in person at such place, as the parties shall agree.

On each Funding Date and subject to the terms and conditions of this Agreement, each Seller will sell, transfer, assign, set over and convey to the Purchaser, without recourse except as set forth in this Agreement, and the Purchaser will purchase, all of each Seller's right, title and interest in and to the Revolving Credit Loans being conveyed by it hereunder, as identified on the Revolving Credit Loan Schedule. Conveyance of title to the Revolving Credit Loans shall be accomplished, on or before the related Funding Date, by (i) an endorsement of each Mortgage Note to the Purchaser by the Seller, (ii) an assignment of each Mortgage to the Purchaser by the Seller, and (iii) delivery of a Warranty Bill of Sale in the form attached hereto as Exhibit 10.

Examination of the Mortgage Files may be made by Purchaser or its designee as follows. Prior to each Funding Date, Seller will deliver to Purchaser or its designee, the Legal Documents required pursuant to Schedule B- 1. On or before such Funding Date, Seller shall make the Credit Documents and copies of the Legal Documents available to Purchaser for review, at Purchaser's office at 301 S. College St., 10th Floor, Charlotte, NC 28288, during reasonable business hours. If Purchaser identifies any Revolving Credit Loans that do not conform to the requirements of the Seller Guide or this Agreement, Purchaser may demand that the Seller repurchase such Revolving Credit Loan by providing notice to Seller within 30 days of the related Funding Date. Seller shall repurchase any such Revolving Credit Loan within 10 Business Days of receipt of Purchaser's written notice requiring the same. The fact that Purchaser has conducted or has failed to conduct any partial or complete examination of the Revolving Credit Loan files shall not affect Purchaser's rights to demand repurchase or other relief as provided herein.

On each Funding Date, and in accordance with the terms herein, Purchaser will pay to Seller, by wire transfer of immediately available funds, the Estimated Purchase Price, according to the instructions to be provided, respectively, by Seller. Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to Purchaser a Warranty Bill of Sale with respect to the Revolving Credit Loans in the form annexed hereto as Exhibit 10. Notwithstanding the foregoing, the amount of the variance, if any, between the amount of the Estimated Accrued Interest and the actual accrued interest on a Revolving Credit Loan at the applicable Mortgage Interest Rate for the period from, and including the Cut-off Date to but not including the Funding Date shall be reconciled and adjusted for at the time of the first scheduled remittance to the Purchaser with respect to such Revolving Credit Loans.

Purchaser shall be entitled to all scheduled principal and interest payments received and posted after the Cut-off Date. Except as provided in the last sentence of this paragraph, the Purchaser shall also be entitled to all other recoveries on the Revolving Credit Loans collected on or after the Cut-off Date. Principal and interest payments on or prior to the Cut-off Date shall belong to the Seller.

If either Party discovers an error in the Purchase Price calculation or payment within one-hundred-twenty (120) days after a Funding Date, such Party shall notify the other party and the parties shall make any Purchase Price adjustments and transfers of funds required to correct any errors in the calculation or payment of the Purchase Price.

Section 2.02 Delivery of Documents, Possession of Mortgage Files.

With respect to each Revolving Credit Loan to be purchased by the Purchaser on the related Funding Date, the Seller will deliver to the Purchaser or its designee the Legal Documents as set forth in Schedule B- 1 on or before such Funding Date.

EXECUTION COPY	** Confidential treatment requested

Upon the sale of any Revolving Credit Loan by a Seller, the ownership of such Revolving Credit Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, payments, proceeds and obligations arising therefrom or in connection therewith, shall then be vested in the Purchaser, and the ownership of all records and documents with respect to such Revolving Credit Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and, to the extent retained by the Seller or the Servicer, shall be retained and maintained, in trust, by the Seller or the Servicer, as applicable, at the will of the Purchaser in a custodial capacity only. The contents of such Mortgage File not delivered to the Purchaser are and shall be held in trust by the Seller or the Servicer, as applicable, for the benefit of the Purchaser as the owner thereof and the Seller' or the Servicer's possession of the contents of each Mortgage File so retained is at the will of the Purchaser for the sole purpose of servicing the related Revolving Credit Loan, and such retention and possession by the Seller or the Servicer is in a custodial capacity only. Mortgage Files shall be maintained separately from the other books and records of the Seller or the Servicer. Each Seller and the Servicer shall release from its custody of the contents of any Mortgage File only in accordance with written instructions from the Purchaser, except where such release is required as incidental to the Servicer 's servicing of the Revolving Credit Loans or is in connection with a repurchase or substitution of any such Revolving Credit Loan pursuant to Section 3.04.

Any documents released to a Seller or the Servicer in connection with the foreclosure or servicing of any Revolving Credit Loan shall be held by such Person in trust for the benefit of the Purchaser in accordance with this Section 2.02. Such Person shall return to the Purchaser such documents when such Person's need in connection with such foreclosure or servicing no longer exists (unless sooner requested by the Purchaser); provided that, if such Revolving Credit Loan is liquidated, then, upon the delivery by a Seller or the Servicer to the Purchaser of a request for the release of such documents and a certificate certifying as to such liquidation, the Purchaser shall promptly release and, to the extent necessary, deliver to such Person such documents.

Section 2.03 Books and Records.

The sale of each of its Revolving Credit Loans shall be reflected on the Seller' s balance sheet and other financial statements as a sale of assets by the Seller. Each Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Revolving Credit Loans it conveyed to the Purchaser which shall be clearly marked to reflect the sale of each Revolving Credit Loan to the Purchaser and the ownership of each Revolving Credit Loan by the Purchaser.

Section 2.04 Defective Documents; Delivery of Revolving Credit Loan Documents.

If, subsequent to the related Funding Date, the Purchaser or either Seller finds any document or documents constituting a part of a Mortgage File to be defective in any material respect or missing (in this Section 2.04, a "Defect"), the party discovering such Defect shall promptly so notify the other parties. The Seller shall have a period of 45 days within which to correct or cure any such Defect after the earlier of Seller's discovery of same or Seller being notified of same. If such Defect can ultimately be cured but is not reasonably expected to be cured within such 45 day period, Seller shall have such additional time as is reasonably determined by the Purchaser (but which shall not exceed 120 days from the date of notification pursuant to the first sentence of this paragraph) to cure or correct such Defect provided that Seller has commenced curing or correcting such Defect and is diligently pursuing same. Seller hereby covenants and agrees that, if any material Defect cannot be corrected or cured, the related Revolving Credit Loan shall automatically constitute, upon the expiration of the applicable cure period described above and without any further action by any other party, a Defective Revolving Credit Loan, whereupon Seller shall repurchase such Revolving Credit Loan by paying to the Purchaser the Repurchase Price therefor in accordance with Section 3.04(c) and (d).

EXECUTION COPY	** Confidential treatment requested

The Seller will, with respect to each Revolving Credit Loan to be purchased by the Purchaser, deliver and release to the Purchaser the Legal Documents as set forth in Section 2.01. If the Seller cannot deliver an original intervening assignment with evidence of recording thereon within the applicable time periods, then the Seller shall promptly deliver to the Purchaser such original intervening assignments with evidence of recording indicated thereon upon receipt thereof from the public recording official, except in cases where the original intervening assignments are retained permanently by the recording office, in which case, Seller shall deliver a copy of such intervening assignment, certified to be a true and complete copy of the recorded original thereof by the applicable recording office. If an original intervening assignment has been lost, then the Seller will deliver a copy of such intervening assignment, certified by the local public recording official

At the Purchaser's request, the Assignments shall be promptly recorded in the name of the Purchaser or in the name of a Person designated by the Purchaser in all appropriate public offices for real property records. If any such Assignment is lost or returned unrecorded because of a defect therein, then the Seller shall promptly prepare a substitute Assignment to cure such defect and thereafter cause each such Assignment to be duly recorded. All recording fees related to such a one-time recordation of the Assignments to or by Seller shall be paid by the Seller.

Section 2.05 Transfer of Revolving Credit Loans.

Subject to the provisions of this Section 2.05, the Purchaser shall have the right, at any time and from time to time, to assign any of the Revolving Credit Loans and all or any part of its interest under this Agreement and designate any person to exercise any rights of the Purchaser hereunder, and the assignees or designees shall accede to the rights and obligations hereunder of the Purchaser with respect to such Revolving Credit Loans. Any such assignee or designee must be acceptable to the Servicer in its reasonable discretion, and must provide the Servicer with all financial statements required under Section 4.01(n) prior to such assignment The Seller recognizes that the Revolving Credit Loans may be divided into "packages" for resale ("Revolving Credit Loan Packages" ).

All of the provisions of this Agreement shall inure to the benefit of the Purchaser and any such assignees or designees. All references to the Purchaser shall be deemed to include its assignees or designees. Utilizing resources reasonably available to the Seller without incurring any cost except the Seller's overhead and employees' salaries, the Seller shall cooperate in any such assignment of the Revolving Credit Loans and this Agreement; provided that the Purchaser shall bear all costs associated with any such assignment of the Revolving Credit Loans and this Agreement other than Seller's overhead or employees' salaries.

EXECUTION COPY	** Confidential treatment requested

The Servicer and the Purchaser acknowledge that the Servicer shall continue to remit payments to the Purchaser on the Remittance Date after the transfer of the Revolving Credit Loans, unless the Servicer was notified in writing of the new record owner of the Revolving Credit Loans prior to the immediately preceding Determination Date, in which case, the Servicer shall remit to the new record owner (or trustee or master servicer, as the case may be) of the Revolving Credit Loans.

Any prospective assignees of the Purchaser who have entered into a commitment to purchase any of the Revolving Credit Loans may review and underwrite the Servicer's servicing and origination operations, upon reasonable prior notice to the Servicer, and the Servicer shall cooperate with such review and underwriting to the extent such prospective assignees request information or documents that are reasonably available and can be produced without unreasonable expense or effort. The Servicer shall make the Mortgage Files related to the Revolving Credit Loans held by the Servicer available at the Servicer's principal operations center for review by any such prospective assignees during normal business hours upon reasonable prior notice to the Servicer (in no event less than 5 Business Days prior notice). The Servicer may, in its sole discretion, require that such prospective assignees sign a confidentiality agreement with respect to such information disclosed to the prospective assignee which is not available to the public at large and a release agreement with respect to its activities on the Servicer's premises. The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Revolving Credit Loans. The Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, any or all of the Revolving Credit Loans; provided that no such sale and transfer shall be binding upon the Servicer unless such transferee shall agree in writing to an Assignment, Assumption and Recognition Agreement, in substantially the form of Exhibit 2.05 attached hereto, and an executed copy of such Assignment, Assumption and Recognition Agreement shall have been delivered to the Servicer. The Servicer shall evidence its acknowledgment of any transfers of the Revolving Credit Loans to any assignees of the Purchaser by executing such Assignment, Assumption and Recognition Agreement. The Servicer shall mark its books and records to reflect the ownership of the Revolving Credit Loans by any such assignees, and the previous Purchaser shall be released from its obligations hereunder accruing after the date of transfer to the extent such obligations relate to Revolving Credit Loans sold by the Purchaser. This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Servicer and their permitted successors, assignees and designees.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER; REPURCHASE AND SUBSTITUTION; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of Seller.

Seller, as to itself, represents, warrants and covenants to the Purchaser that as of each Funding Date or as of such date specifically provided herein:

  Due Organization. The Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Seller by any state having jurisdiction and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to enforce each Revolving Credit Loan and with respect to Seller, service each Revolving Credit Loan in accordance with the terms of this Agreement.

EXECUTION COPY	** Confidential treatment requested

  Due Authority. The Seller had the full power and authority and legal right to originate the Revolving Credit Loans that it originated, if any, and to acquire the Revolving Credit Loans that it acquired. The Seller has the full power and authority to hold each Revolving Credit Loan, to sell each Revolving Credit Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

  No Conflict. The execution and delivery of this Agreement, the acquisition or origination, as applicable, of the Revolving Credit Loans by the Seller, the sale of the Revolving Credit Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or impair the ability of the Purchaser to realize on the Revolving Credit Loans; or impair the value of the Revolving Credit Loans;

  Ability to Perform. The Seller can perform each and every covenant contained in this Agreement;

  No Material Default. Neither the Seller nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Seller or any of its Affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Seller to perform under this Agreement, nor, to the best of the Seller's knowledge, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement;

  Financial Statements. Seller has delivered to the Purchaser financial statements as to its fiscal year ended December 31, 2001, and December 31, 2002, together with any later quarterly and annual reports relating to periods ending more than 60 days prior to the applicable Funding Date. Except as has previously been disclosed to the Purchaser in writing: (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Seller and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto;

  No Change in Business. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of its financial statements, that would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement;

  No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's knowledge, threatened, against the Seller, which, either in any one instance or in the aggregate, if determined adversely to the Seller would adversely affect the sale of the Revolving Credit Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or any of the Revolving Credit Loans or result in any material liability of the Seller, or draw into question the validity of this Agreement, or have a material adverse effect on the financial condition of the Seller, or would be likely to impair materially the ability of Seller to perform under the terms of this Agreement.

  No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the delivery of the Mortgage Files to the Purchaser, the sale of the Revolving Credit Loans to the Purchaser or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

  Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

  No Broker. Seller has not, in connection with any transaction relating to this Agreement, dealt with or engaged the services of any broker or agent or any other person or entity which might result in or subject the Purchaser to any claims, expenses, fees, commissions or other demand for payment of any nature.

  No Untrue Information. Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading in the context in which they were made.

  No Fraud. There was no fraud or similar occurrence in the origination of the Revolving Credit Loans;

  Selection Procedures. The Seller has used no selection procedures that identified the Revolving Credit Loans as being less desirable or valuable than other comparable mortgage loans as to which the representations and warranties described in Section 3.03 could be made.

The representations and warranties in this Section shall survive the execution and assignment of this Agreement and the transfer of each Revolving Credit Loan.

EXECUTION COPY	** Confidential treatment requested

Section 3.02 Representations and Warranties of the Servicer.

The Servicer represents, warrants and covenants to the Purchaser that as of the Funding Date or otherwise as of such date as specifically provided herein:

  Ability to Service. The Servicer is an approved seller/servicer for FHLMC in good standing and is also approved by Fannie Mae as an approved lender. Seller is a HUD/FHA Mortgagee with a Title II approval, and a VA Prior Approval Lender. Seller has facilities, procedures and experienced personnel necessary for the interim servicing of mortgage loans of the same type as the Revolving Credit Loans. No event has occurred that would make the Servicer unable to comply with FNMA or FHLMC eligibility requirements or that would require notification to either FNMA or FHLMC;

  No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened, against the Servicer which, either in any one instance or in the aggregate, if determined adversely to the Servicer would adversely affect the ability of the Servicer to service the Revolving Credit Loans hereunder in accordance with the terms hereof or have a material adverse effect on the financial condition of the Servicer; and

  Collection Practices. The collection practices used by the Servicer with respect to each Mortgage Note and Mortgage have been in all respects legal, proper and prudent in the mortgage servicing business.

  Duly Organized; Good Standing; Duly Licensed and Qualified. The Servicer (1) is a corporation duly organized, validly existing and in good standing under the laws of the State of [STATE] and (2) has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer, or is otherwise exempt under applicable law from such licensing or qualification, and no demand for such licensing or qualification has been made upon the Servicer by any state, and (3) is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Revolving Credit Loan and to service the Revolving Credit Loans in accordance with the terms of this Agreement;

  Due Authority and Binding Obligation. The Servicer has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Servicer; and all requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms;

  Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer;

EXECUTION COPY	** Confidential treatment requested

  No Conflicts. Neither the execution and delivery of this Agreement, the servicing of the Revolving Credit Loans by the Servicer, or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's articles, charter or bylaws or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, or impair the ability of the Purchaser to realize on the Revolving Credit Loans, or impair the value of the Revolving Credit Loans;

  Approved Servicer/Ability to Service. The Servicer is an approved seller/servicer for FHLMC in good standing and is also approved by Fannie Mae as an approved lender. Seller is a HUD/FHA Mortgagee with a Title II approval, and a VA Prior Approval Lender. Seller has facilities, procedures and experienced personnel necessary for the sound, prudent interim servicing of mortgage loans of the same type as the Revolving Credit Loans. No event has occurred that would make the Servicer unable to comply with FNMA or FHLMC eligibility requirements or that would require notification to either FNMA or FHLMC;

  Ability to Perform. The Servicer can perform each and every covenant contained in this Agreement;

  No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened, against the Servicer, which, either in any one instance or in the aggregate, if determined adversely to the Servicer would adversely affect the sale of the Revolving Credit Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or result in any material liability of the Servicer, or draw into question the validity of this Agreement, or have a material adverse effect on the financial condition of the Servicer or would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement;

  No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement, or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Funding Date;

  Collection Practices. The collection practices used by the Servicer have been in all respects legal, proper and prudent in the mortgage servicing business and have been in accordance with Accepted Servicing Practices in all respects.

  No Untrue Information. Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement by the Servicer or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a fact necessary to make the statement contained herein or therein not misleading;

  Servicing File. With respect to each Revolving Credit Loan, the Servicer is in possession of a complete Servicing File;

EXECUTION COPY	** Confidential treatment requested

  No Default. Neither the Servicer nor any of its subsidiaries is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Servicer or any of its subsidiaries is a party or by which it is bound nor has any event occurred which with notice or lapse of time or both would constitute a material default under any such agreement, contract, instrument or indenture and which default would have a material adverse effect on its ability to perform its obligations under this Agreement;

  Financial Statements. The Servicer has delivered to the Purchaser financial statements as to its last two complete fiscal years and any later quarter ended more than 60 days prior to the Funding Date. All such financial statements fairly present the pertinent results of operations and cash flows for each of such periods and the financial position at the end of each such period of the Servicer and its subsidiaries. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto; and

  Material Adverse Change. There has been no change in the business, operations, financial condition, properties or assets of the Servicer since the date of the Servicer's financial statements which would have a material adverse effect on its ability to perform its obligations under this Agreement;

Section 3.03 Representations and Warranties as to Individual Revolving Credit Loans.

With respect to each Revolving Credit Loan, the Seller hereby makes the following representations and warranties to the Purchaser on which the Purchaser specifically relies in purchasing such Revolving Credit Loan. Such representations and warranties are made as of the applicable Funding Date unless otherwise indicated:

(a)   Revolving Credit Loan Schedule Complete True and Correct. Such Revolving Credit Loan complies with the terms and conditions set forth herein, and all of the information set forth with respect thereto on the Revolving Credit Loan Schedule is true and correct in all material respects;

(b)   Complete Mortgage Files. The instruments and documents specified in Section 2.02 with respect to such Revolving Credit Loan have been delivered to the Purchaser in compliance with the requirements of Article II. The Seller is in possession of a Mortgage File respecting such Revolving Credit Loan, except for such documents as have been previously delivered to the Purchaser and all documents required hereunder to be delivered to Purchaser after the Funding Date will be so delivered by Seller within the time specified herein for such delivery.

(c)   Owner of Record. The Mortgage relating to such Revolving Credit Loan has been duly recorded or transmitted for recording in the appropriate recording office, and the Seller is the owner of record of such Revolving Credit Loan and the indebtedness evidenced by the related Mortgage Note;

(d)   Payments Current. All payments required to be made up to and including the Funding Date for such Revolving Credit Loan under the terms of the Mortgage Note have been made, such that such Revolving Credit Loan is not delinquent 30 days or more on the Funding Date. There has been no delinquency, exclusive of any period of grace, in any payment by the Mortgagor thereunder during the twelve months preceding the Funding Date;

EXECUTION COPY	** Confidential treatment requested

(e)   Consent of Senior Lienholder. With respect to each Revolving Credit Loan that is not a first mortgage lien, either (i) no consent for the Revolving Credit Loan is required by the holder of the Senior Lien or (ii) such consent has been obtained and has been delivered to the Purchaser;

(f)   CLTV. The CLTV does not exceed 100% and any Senior Lien encumbering the related Mortgaged Property does not have a mandatory future advance provisions, and if any Senior Lien has a negative amortization feature, the CLTV was determined using the maximum loan amount of such Senior Lien.

(g)   No Outstanding Charges. There are no delinquent taxes, and all taxes, ground rents, water charges, sewer charges, municipal charges, insurance premiums, assessments, including assessments payable in future installments, or other outstanding charges affecting the Mortgaged Property related to such Revolving Credit Loan, which previously became due and owing in respect of the related Mortgaged Property have been paid;

(h)   Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage related to such Revolving Credit Loan have not been impaired, waived, altered or modified in any material respect, except as in accordance with written instruments which are a part of the Legal Documents and which impairment, waiver alteration or modification has been approved by the insurer under any applicable Purchaser-Paid Mortgage Insurance Policy and title insurance policy and is specifically set forth in the related Revolving Credit Loan Schedule;

(i)   No Defenses. The Mortgage Note and the Mortgage related to such Revolving Credit Loan are not subject to any right of rescission, set-off or defense, including the defense of usury, nor will the operation of any of the terms of such Mortgage Note and such Mortgage, or the exercise of any right thereunder, render such Mortgage Note or Mortgage unenforceable, in whole or in part, or subject such Mortgage Note or Mortgage to any right of rescission, set-off or defense, including the defense of usury and no such right of rescission, set-off or defense has been asserted with respect thereto;

(j)   Hazard Insurance. As of the date of origination of each Revolving Credit Loan, (a) all buildings upon the Mortgaged Property related to such Revolving Credit Loan were insured by an insurer acceptable to FNMA or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where such Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of Section 5.11. All such insurance policies (collectively, the "hazard insurance policy") contained a standard mortgagee clause naming the originator of such Revolving Credit Loan, its successors and assigns, as mortgagee. Such policies are the valid and binding obligations of the insurer, and all premiums thereon, as of the date of origination, due have been paid. The related Mortgage obligates the Mortgagor thereunder to maintain all such insurance at such Mortgagor's cost and expense, and on such Mortgagor's failure to do so, authorizes the holder of such Mortgage to maintain such insurance at such Mortgagor's cost and expense and to seek reimbursement therefor from such Mortgagor; or (b) in the case of a condominium or unit in a planned unit development ("PUD") project that is not covered by an individual policy, the condominium or PUD project was covered by a "master" or "blanket" policy and there exists and is in the Servicing File a certificate of insurance showing that the individual unit that secures the first mortgage is covered under such policy. The insurance policy contains a standard mortgagee clause naming the originator of such Revolving Credit Loan (and its successors and assigns), as insured mortgagee. Such policies are the valid and binding obligations of the insurer, and all premiums thereon have been paid. The insurance policy provides for advance notice to the Seller or Servicer if the policy is canceled or not renewed, or if any other change that adversely affects the Seller's interests is made; the certificate includes the types and amounts of coverage provided, describes any endorsements that are part of the "master" policy and would be acceptable pursuant to the FNMA Guide;

EXECUTION COPY	** Confidential treatment requested

(k)   Compliance With Applicable Laws. All requirements of any federal, state or local laws or regulations (including but not limited to usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws, consumer privacy, and data security confidentiality) applicable to the origination and servicing of such Revolving Credit Loan have at all times been complied with in all material respects. None of the Mortgage Loans are, to the best of the Seller's knowledge, (a) subject to, covered by or in violation of the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) classified as "high cost," "covered," "high risk home", "threshold," or "predatory" loans under any other applicable state, federal or local law, including any predatory or abusive lending laws (or similarly classified loans using different terminology under a law imposing heightened scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) in violation of any state or local law or ordinance similar to HOEPA; provided, however, that a Mortgage Loan may be a "covered" loan under applicable state or local law if it has been originated pursuant to procedures consistent with those prescribed by secondary market ratings agencies as a condition for inclusion in securitizations rated by such agencies. No predatory or deceptive lending practices, including but not limited to the extension of credit to the applicable Mortgagor without regard for said Mortgagor's ability to repay the Mortgage Loan and the extension of credit to said Mortgagor which has no apparent benefit to said Mortgagor, were employed by the originator of the Mortgage Loan in connection with the origination of the Mortgage Loan. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the FNMA Guide. No Mortgage Loan secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) between October 1, 2002, through and including March 6, 2003.

(l)   No Satisfaction of Mortgage. The Mortgage related to such Revolving Credit Loan has not been satisfied, canceled, in whole or in part, or rescinded, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(m)   Valid Lien. The Mortgage related to such Revolving Credit Loan is a valid, subsisting and enforceable perfected lien in the priority specified on the Revolving Credit Loan Schedule on the related Mortgaged Property, including all improvements on the related Mortgaged Property, which Mortgaged Property is free and clear of any encumbrances and liens having priority over the lien of the Mortgage subject only to (a) the lien of current real estate taxes and special assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording of such Mortgage which are (i) acceptable to mortgage lending institutions generally, (ii) specifically referred to in the lender's title insurance policy and do not adversely affect the market value or intended use of the related Mortgaged Property, (c) Senior Liens, and (d) other matters to which like properties are commonly subject which do not individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, or market value of the related Mortgaged Property;

EXECUTION COPY	** Confidential treatment requested

(n)   Validity of Documents. The Mortgage Note and the Mortgage related to such Revolving Credit Loan and all other agreements executed in connection with the Revolving Credit Loan are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles (regardless whether such enforcement is considered in a proceeding in equity or at law), none of which will materially interfere with the ultimate realization by the Purchaser of the benefits provided by the security of the Mortgage;

(o)   Valid Execution of Documents. All parties to the Mortgage Note and the Mortgage related to such Revolving Credit Loan had legal capacity to enter into such Revolving Credit Loan and to execute and deliver the related Mortgage Note and the related Mortgage and the related Mortgage Note and the related Mortgage have been duly and properly executed by such parties;

(p)   Full Disbursement of Proceeds. Such Revolving Credit Loan has closed and the proceeds of any Credit Line Advances under the Mortgage Note have been fully disbursed prior to the Funding Date; provided that, with respect to any Revolving Credit Loan originated within the previous 120 days, alterations and repairs with respect to the related Mortgaged Property or any part thereof may have required an escrow of funds in an amount sufficient to pay for all outstanding work within 120 days of the origination of such Revolving Credit Loan, and, if so, such funds are held in escrow by the Seller, a title company or other escrow agent; and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on- site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Revolving Credit Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(q)   Ownership. The Mortgage Note and the Mortgage related to such Revolving Credit Loan have not been assigned, pledged or otherwise transferred by the Seller, in whole or in part (except for a pledge of the Mortgage Notes to Seller's warehouse lender in connection with the funding of such Mortgage Loans), and the Seller has, and is transferring to Purchaser, good and marketable title thereto, and the Seller is the sole owner thereof and has full right and authority to transfer and sell such Revolving Credit Loan, and is transferring such Revolving Credit Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, participation interests, rights of first refusal or similar rights, charge, claim or security interest;

(r)   Originator and Subsequent Mortgagee Authorized. All parties that have had any interest in such Revolving Credit Loan, whether as originator, mortgagee, subsequent mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located, and (ii) (A) organized under the laws of such state, or (B) qualified to do business in such state, or (C) federal savings and loan associations, federal savings banks, or national banks having principal offices in such state, or (D) not doing business in such state;

EXECUTION COPY	** Confidential treatment requested

(s)   Title Insurance. Intentionally omitted;

(t)   No Defaults. (a) There is no default, breach, violation or event of acceleration existing under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Revolving Credit Loan; (b) there is no event that, with the lapse of time, the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; (c) the Mortgagor(s) with respect to such Revolving Credit Loan is (1) not in default under any other Revolving Credit Loan or (2) the subject of an Insolvency Proceeding; (d) no event of acceleration has previously occurred, and no notice of default has been sent, with respect to such Revolving Credit Loan; and (e) in no event has the Seller waived any of its rights or remedies in respect of any default, breach, violation or event of acceleration under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Revolving Credit Loan;

(u)   No Mechanics' Liens. As of the date of origination of such Revolving Credit Loan, there were no mechanics' or similar liens, or claims that have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, except for such liens as are expressly insured against by a title insurance policy;

(v)   Location of Improvements; No Encroachments. As of the date of origination of such Revolving Credit Loan, all improvements that were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property except as permitted under the terms of the Seller Guide or the FNMA Guide and the FHLMC Selling Guide; no improvement located on or part of any Mortgaged Property is in violation of any applicable zoning law or regulation, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property, and with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities;

(w)   Origination; Payment Terms. If the interest rate on the related Mortgage Note is adjustable, the adjustment is based on the Index set forth on the related Revolving Credit Loan Schedule. The related Mortgage Note is payable on the first day of each month in arrears, in accordance with the payment terms described on the related Revolving Credit Loan Schedule;

(x)   Adjustments. The Mortgage Interest Rate and the Monthly Payment with respect to each Revolving Credit Loan is adjusted in accordance with the terms of the related Mortgage Note. All required notices of interest rate and payment amount adjustments have been sent to the Mortgagor on a timely basis and the computations of such adjustments were properly calculated. Installments of interest on the Revolving Credit Loan are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Adjustment Date, with interest calculated and payable in arrears. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid in accordance with state and local law has been properly paid and credited. The related Mortgage Note does not provide for negative amortization, limits in the amount of monthly payments or a conversion feature, the Mortgage Interest Rate is subject to adjustment on each Interest Adjustment Date equal to the sum of the Index plus the applicable Margin, subject to rounding, the Periodic Rate Cap and the Lifetime Rate Cap on each Interest Adjustment Date.

EXECUTION COPY	** Confidential treatment requested

(y)   Due On Sale. Except as noted otherwise on the Revolving Credit Loan Schedule, the related Mortgage contains the usual and customary "due-on-sale" clause or other similar provision for the acceleration of the payment of the Unpaid Principal Balance of such Revolving Credit Loan if the related Mortgaged Property or any interest therein is sold or transferred without the prior consent of the mortgagee thereunder;

(z)   Mortgaged Property Undamaged; No Condemnation. The related Mortgaged Property is free of material damage and waste that would affect materially and adversely the value or marketability of such Mortgaged Property and there is no proceeding pending or threatened for the total or partial condemnation thereof;

(aa)   Customary and Enforceable Provisions. The related Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the related Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(bb)   Conformance With Underwriting Standards. Such Revolving Credit Loan was underwritten in accordance with the Seller Guide, without regard to any exception policy of Seller, aside from such exceptions as are fully documented in the related Mortgage File;

(cc)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property on forms and with riders approved by FNMA and FHLMC, signed prior to the approval of such Revolving Credit Loan application by an appraiser, duly appointed by the originator of such Revolving Credit Loan, who had no interest, direct or indirect, in the Mortgaged Property, or in any loan made on the security thereof and whose compensation is not affected by the approval or disapproval of such Revolving Credit Loan and who met the minimum qualifications of FNMA and FHLMC for appraisers. Each appraisal of the Revolving Credit Loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989; Notwithstanding the previous two sentences, in accordance with the Seller Guide, the Mortgage File may contain, in lieu of an appraisal, a valuation based upon an alternative collateral assessment tool, including, but not limited to, an AVM, broker's price opinion, HUD-1 Settlement Statement, Form 2005 or Form 1004;

(dd)   Deeds of Trust. If the related Mortgage constitutes a deed of trust, then a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under such deed of trust, except in connection with a trustee's sale after default by the related Mortgagor, but only from the proceeds of such sale;

EXECUTION COPY	** Confidential treatment requested

(ee)   LTV;. As of the date of origination, the Combined Loan-to-Value Ratio of such Revolving Credit Loan is as specified in the applicable Revolving Credit Loan Schedule;

(ff)   Occupancy. As of the date of origination of such Revolving Credit Loan, the related Mortgaged Property is lawfully occupied under applicable law and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(gg)   Supervision and Examination by a Federal or State Authority. Each Revolving Credit Loan either was closed in the name of an entity that is either a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or an institution which is licensed, supervised and examined by a federal or state authority, or a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act (a "HUD Approved Mortgagee"), and was so at the time such Revolving Credit Loan was originated (Seller or such other entity, the "Originator") and such Revolving Credit Loan met the Originator's underwriting criteria at the time of origination and was originated in accordance with the Originator's policies and procedures.

(hh)   Adjustments. All of the terms of the related Mortgage Note pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance, if any, are enforceable and such adjustments will not affect the priority of the lien of the related Mortgage; all such adjustments on such Revolving Credit Loan have been made properly and in accordance with the provisions of such Revolving Credit Loan and applicable law;

(ii)   Insolvency Proceedings; Soldiers' and Sailors' Relief Act. The related Mortgagor (1) is not the subject of any Insolvency Proceeding; and (2) the Revolving Credit Loan has not been modified as a result of the application of, and no Mortgagor has requested any relief allowed to such Mortgagor under, the Soldiers' and Sailors' Civil Relief Act of 1940 as amended or any similar law or regulation;

(jj)   FNMA/FHLMC Documents. Such Revolving Credit Loan was closed on (i) standard FNMA or FHLMC documents or on such documents otherwise acceptable to them or (ii) such documents otherwise acceptable to the Purchaser;

(kk)   Payments. No Revolving Credit Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a "buydown" provision. The Revolving Credit Loan is not a graduated payment mortgage loan and the Revolving Credit Loan does not have a shared appreciation or other contingent interest feature;

(ll)   The Assignment of Mortgage. The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(mm)   No Advances. The Seller has not advanced funds or received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required to be paid by the Mortgagor under the related Revolving Credit Loan;

EXECUTION COPY	** Confidential treatment requested

(nn)   Balloon Loans. Unless otherwise disclosed in the Offering Materials or the Revolving Credit Loan Schedule, no Revolving Credit Loan has a balloon payment feature. With respect to any Revolving Credit Loan with a balloon payment feature, the Mortgage Note is payable in Monthly Payments based on a thirty year amortization schedule and has a final Monthly Payment substantially greater than the proceeding Monthly Payment which is sufficient to amortize the remaining principal balance of the Revolving Credit Loan;

(oo)   Condominium Units/PUDs. If the residential dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of the Seller Guide;

(pp)   HOEPA. No Revolving Credit Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994;

(qq)   No Construction Loans. No Revolving Credit Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the sale of a Mortgaged Property that had been acquired by the Seller by foreclosure or deed in lieu of foreclosure;

(rr)   No Adverse Conditions. The Seller has no knowledge of any circumstances or conditions with respect to the Revolving Credit Loan, the Mortgage Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Revolving Credit Loan to be an unacceptable investment, cause the Revolving Credit Loan to become delinquent, or adversely affect the value or marketability of the Revolving Credit Loan;

(ss)   Simple Daily Interest. Interest on each Revolving Credit Loan is calculated on the simple interest method upon the average daily principal balance of Credit Line Advances outstanding during each Due Period, the actual number of days in such Due Period, and a 365-day year;

(tt)   Environmental Laws. The Mortgaged Property is in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller nor, to the Seller's knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

(uu)   No Negative Amortization. No Revolving Credit Loan is subject to negative amortization;

(vv)   Mortgagor Disclosure Statement. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of conventional mortgage loans and the Mortgage File includes such statements;

(ww)   The Collateral. The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage;

EXECUTION COPY	** Confidential treatment requested

(xx)   Monthly Installments; Complete Amortization. The related Mortgage Note is payable in monthly installments (A) of interest only during the 10-year period beginning on the date of the Mortgage Note, with a balloon payment due at the end of the 10-year period;

(yy)   One- To Four-Family Residential Property. The related Mortgaged Property consists of a single parcel of real property with a residential dwelling erected thereon which is of a type in accordance the characteristics set forth in the Seller Guide;

(zz)   No Commercial Purposes. The Mortgaged Property is not used for commercial purposes nor is it a commercial/residential mixed-use property;

(aaa)   Full Documentation. The Revolving Credit Loan documentation complies with the Seller Guide;

(bbb)   No Impairment of Insurance Coverage. No action, error, omission, misrepresentation, negligence, fraud or similar occurrence in respect of any Revolving Credit Loan has taken place on the part of any Person (including without limitation the Mortgagor, the appraiser, any builder or developer or any party involved in the origination of the Revolving Credit Loan) or in the application for any insurance relating to such Revolving Credit Loan that might result in a failure or impairment of full and timely coverage under any insurance policy required to be obtained for the Revolving Credit Loan;

(ccc)   Collection Practices. The origination and collection practices used with respect to the Revolving Credit Loan have been in accordance with Accepted Servicing Practices, and have been in all respects legal and proper;

(ddd)   No Graduated Payments or Contingent Interests. The Revolving Credit Loan is not a graduated payment mortgage loan and the Revolving Credit Loan does not have a shared appreciation or other contingent interest feature;

(eee)   Environmental Matters. No Mortgaged Property has been used for the storage, treatment or disposal of Hazardous Substances; no Hazardous Substances are present in, on or below any Mortgaged Property in such a manner or concentration as to violate any law or regulation; and, no Mortgaged Property, by itself or as part of any other property, has been identified by any government agency as the site of a "release," within the meaning of CERCLA or RCRA, of a Hazardous Substance;

(fff)   Conversions. The Mortgage and Mortgage Note do not contain any provision permitting or requiring conversion from an adjustable interest rate to a fixed interest rate or from a fixed interest rate to an adjustable interest rate;

(ggg)   Servicing. The Revolving Credit Loan has been serviced in accordance with the terms of the Mortgage and Mortgage Note;

(hhh)   No Blocked or Otherwise Prohibited Activity. (a) No Revolving Credit Loan or any related Mortgagor was or is (or would be if such Revolving Credit Loan was originated on the Funding Date) subject to or in violation of the Patriot Act or of the stated prohibitions of Executive Order 13224; and (b) no Revolving Credit Loan involves a person (as such term is defined in such Executive Order) identified as a Specially Designated National ("SDN") or any other similar designation by the Office of Foreign Asset Control or any other federal agency with similar charge or jurisdiction.

EXECUTION COPY	** Confidential treatment requested

Section 3.04 Repurchase and Substitution.

  It is understood and agreed that the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 shall inure to the benefit of the Purchaser and Purchaser's successors, assignees or transferees, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination of any Mortgage File.

  Upon discovery by either of the Seller or the Purchaser of a breach of any of the representations and warranties contained in Sections 3.01, 3.02 and 3.03 that materially and adversely affects the interest of the Purchaser (or that materially and adversely affects the interests of the Purchaser in the related Revolving Credit Loan, in the case of a representation or warranty relating to a particular Revolving Credit Loan), the party discovering such breach shall give prompt written notice to the other.

  Unless Purchaser has granted a greater period of time to cure as set forth in Section 2.04, the Seller shall have a period of 60 days from the earlier of either discovery by or receipt of written notice from the Purchaser to the Seller of any breach of any of the representations and warranties contained in Sections 3.01, 3.02 or 3.03 that materially and adversely affects the interest of the Purchaser (or that materially and adversely affects the interests of the Purchaser in the related Revolving Credit Loan, in the case of a representation or warranty relating to a particular Revolving Credit Loan) within which to correct or cure such breach (each, a "Defective Revolving Credit Loan"; provided that "Defective Revolving Credit Loan" shall also include (a) any Revolving Credit Loan treated or designated as such in accordance with Section 2.04 and (b) any Revolving Credit Loan regarding which the Mortgagor fails to make the first regularly scheduled payment of principal and interest due to Purchaser hereunder within 30 days of the date upon which such Monthly Payment initially became due, provided further that it is hereby acknowledged by the parties hereto that there shall be no cure period for such defects.

  Seller hereby covenants and agrees with respect to each Revolving Credit Loan conveyed by it that, if any breach relating thereto cannot be corrected or cured within the applicable cure period or such additional time, if any, as is granted by the Purchaser, then Seller shall, at the direction of the Purchaser, repurchase the Defective Revolving Credit Loan at the applicable Repurchase Price. Notwithstanding anything to the contrary contained herein, if the first regularly scheduled payment of principal and interest due to Purchaser hereunder with respect to any Revolving Credit Loan has been delinquent more than 30 days, the Purchaser may, by written notice to the Seller, require that the Seller repurchase the related Revolving Credit Loan at the Repurchase Price. However, if the Seller provides evidence that the delinquency was due to a servicing setup error, no repurchase shall be required. Within 10 Business Days following the delivery of any such written notice from the Purchaser, the Seller shall repurchase the specified Revolving Credit Loan by paying the Repurchase Price therefor by wire transfer of immediately available funds directly to the Purchaser's Account.

  Substitution. Notwithstanding the previous paragraph, the Seller may, at its option and assuming that Seller has a Qualified Substitute Revolving Credit Loan or Loans, rather than repurchase the Revolving Credit Loan as provided above, remove such Revolving Credit Loan ("Deleted Revolving Credit Loan") and substitute in its place a Qualified Substitute Revolving Credit Loan or Loans. If the Seller has no Qualified Substitute Revolving Credit Loan, it shall repurchase the Defective Revolving Credit Loan.

EXECUTION COPY	** Confidential treatment requested

  As to any Deleted Revolving Credit Loan for which the Seller substitutes a Qualified Substitute Revolving Credit Loan or Loans, the Seller shall effect such substitution by delivering to the Purchaser or its designee for such Qualified Substitute Revolving Credit Loan or Loans the Legal Documents as are required by Section 2. Upon such substitution, such Qualified Substitute Revolving Credit Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Qualified Substitute Revolving Credit Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Sections 3.01, 3.02 and 3.03.

  For any month in which the Seller substitutes one or more Qualified Substitute Revolving Credit Loans for one or more Deleted Revolving Credit Loans, the Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Revolving Credit Loans as of the date of substitution (after application of scheduled principal payments due in the month of substitution which have been received or as to which an advance has been made) is less than the aggregate outstanding principal balance of all such Deleted Revolving Credit Loans. The amount of such shortfall shall be paid by the Seller on the date of such substitution by wire transfer of immediately available funds directly to the Purchaser's Account. If the amount of the aggregate principal balance of all such Qualified Substitute Revolving Credit Loans as of the date of substitution (after application of scheduled principal payments due in the month of substitution which have been received or as to which an advance has been made) is greater than the aggregate outstanding principal balance of all such Deleted Revolving Credit Loans, the amount of such overage shall be credited to the Seller on the date of such substitution by wire transfer of immediately available funds directly to the Purchaser's Account.

  Any repurchase of a Defective Revolving Credit Loan required hereunder shall be accomplished by payment of the applicable Repurchase Price within 3 Business Days of the expiration of the applicable time period referred to above in paragraph 3.04(c) by wire transfer of immediately available funds directly to the Purchaser's Account. It is understood and agreed that the obligations of a Seller (a) set forth in Section 3.04(c) to cure any breach of Seller's representations and warranties contained in Sections 3.01, 3.02 and 3.03 or to repurchase the Defective Revolving Credit Loan(s) and (b) set forth in Section 5.01 to indemnify the Purchaser in connection with any breach of a Seller's representations and warranties contained in Sections 3.01, 3.02 and 3.03 shall constitute the sole remedies of the Purchaser respecting a breach of such representations and warranties.

  Intentionally omitted.

EXECUTION COPY	** Confidential treatment requested

Section 3.05 Additional Covenants of Seller and Servicer

  Cooperation with Securitization of Revolving Credit Loans. Without incurring undue effort or any cost except the Servicer's overhead or employees' salaries, Servicer shall take reasonable steps to assist the Purchaser, if the Purchaser so requests by 30 days' advance written notice to the Servicer, in re-selling the Revolving Credit Loans in a whole loan sale or in securitizing the Revolving Credit Loans and selling undivided interests in such Revolving Credit Loans in a public offering or private placement or selling participating interests in such Revolving Credit Loans, which steps may include, (a) providing any information relating to the Revolving Credit Loans reasonably necessary to assist in the preparation of any disclosure documents, (b) providing information relating to delinquencies and defaults with respect to the Servicer's servicing portfolio (or such portion thereof as is similar to the Revolving Credit Loans), (c) entering into any other servicing, custodial or other similar agreements, that are consistent with the provisions of this Agreement, and which contain such provisions as are customary in securitizations rated "AAA" (including a securitization involving a REMIC) (a "Securitization") and (d) provide such opinions of counsel as are customary in such transactions, provided, however, that any opinion of outside counsel shall be provided at Purchaser's expense. In connection with such a Securitization, the Purchaser may be required to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders, at the Purchaser's sole cost and expense. In the event that a master servicer or trustee is requested by the Purchaser to determine the allocation of payments and to make remittances to the certificateholders, the Servicer agrees to service the Revolving Credit Loans in accordance with the reasonable and customary requirements of such Securitization, which may include the Servicer's acting as a subservicer in a master servicing arrangement. With respect to the then owners of the Revolving Credit Loans, the Servicer shall thereafter deal solely with such master servicer or trustee, as the case may be with respect to such Revolving Credit Loans which are subject to the Securitization and shall not be required to deal with any other party with respect to such Revolving Credit Loans. The cost of such securitization shall be borne by the Purchaser, other than the Servicer's overhead or employees' salaries. In connection with any whole loan sale or securitization contemplated by this paragraph, to the extent the Servicer is required to materially change the manner in which it is servicing the Revolving Credit Loans (including but not limited to, for example, servicing the Revolving Credit Loans on a "scheduled/scheduled" basis) the Servicer shall be entitled to a Servicing Fee for such Revolving Credit Loans calculated at a higher Servicing Fee Rate as mutually and reasonably agreed to by the Servicer and the Purchaser.

  Officer's Certificate of Seller. The Seller shall deliver to the Purchaser an Officer's Certificate in the form attached hereto as Exhibit 9 on the initial Funding Date and upon Purchaser's reasonable request thereafter.

  Non- solicitation. The Seller agrees that it shall not solicit any Mortgagors (in writing or otherwise) to refinance any of the Revolving Credit Loans; provided that mass advertising or nationwide or regional mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not directed towards the Mortgagors shall not constitute solicitation and shall not violate this covenant. In the event that any Revolving Credit Loan is prepaid in full at any time within the first twelve (12) months from the related Funding Date as a result of a new loan originated by the Seller, then the Seller shall refund the entire premium described in Section 3.05(e), without adjustment for the schedule contained in Section 3.05(e). Seller shall cooperate with Buyer in identifying any Revolving Credit Loan described in the prior sentence.

EXECUTION COPY	** Confidential treatment requested

  Privacy. Seller agrees and acknowledges that as to all nonpublic personal information received or obtained by it with respect to any Mortgagor: (a) such information has been held by Seller in accordance with all applicable law, including but not limited to the privacy provisions of the Gramm-Leach Bliley Act; and (b) Seller is prohibited from disclosing or using any such information other than to carry out the express provisions of this Agreement, or as otherwise permitted by applicable law.

(e) Refund of Premium. In the event that the Purchase Price Percentage included a premium payment to the Seller, the Mortgagor prepays the Loan in full and terminates the Revolving Credit Loan within the first [**] months from the related Funding Date, and either the Note does not provide for a prepayment penalty or the prepayment penalty is unenforceable or insufficient to cover the premium paid by Purchaser to Seller, Seller shall refund to Purchaser all or a portion of the uncovered premium according to the following schedule, provided that Purchaser notifies Seller of such prepayment promptly, but in any event no later than eighteen (18) months following the Funding Date:

[**]

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND CONDITIONS PRECEDENT TO FUNDING

Section 4.01 Representations and Warranties of Purchaser.

The Purchaser represents, warrants and covenants to the Seller that as of each Funding Date or as of such date specifically provided herein:

  Due Organization. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; Purchaser has all licenses necessary to be the owner of and lender under the Revolving Credit Loans; and no demand for such qualification has been made upon the Purchaser by any state having jurisdiction and in any event the Purchaser is or will be in compliance with the laws of any such state to the extent necessary to enforce each Revolving Credit Loan.

  Due Authority. The Purchaser had the full power and authority and legal right to acquire the Revolving Credit Loans that it acquired. The Purchaser has the full power and authority to hold each Revolving Credit Loan, to sell each Revolving Credit Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Purchaser has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law);

EXECUTION COPY	** Confidential treatment requested

  No Conflict. None of the execution and delivery of this Agreement, the acquisition or origination, as applicable, of the Revolving Credit Loans by the Purchaser, the purchase of the Revolving Credit Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject, or impair the ability of the Purchaser to realize on the Revolving Credit Loans, or impair the value of the Revolving Credit Loans;

  Ability to Perform. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

  No Material Default. The Purchaser is not in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Purchaser is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Purchaser to perform under this Agreement, nor, to the best of the Purchaser's knowledge, has any event occurred which, with notice, lapse of time or both would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

  No Change in Business. There has been no change in the business, operations, financial condition, properties or assets of the Purchaser since the date of the Purchaser's financial statements that would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

  Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Purchaser's knowledge, threatened, against the Purchaser, which, either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Revolving Credit Loans or the execution, delivery or enforceability of this Agreement or result in any material liability of the Purchaser, or draw into question the validity of this Agreement, or the Revolving Credit Loans or have a material adverse effect on the financial condition of the Purchaser;

  Broker. The Purchaser has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction.

  No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, the purchase of the Revolving Credit Loans from the Seller or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

  Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Purchaser;

EXECUTION COPY	** Confidential treatment requested

  No Untrue Information. Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading;

  Privacy. Purchaser agrees and acknowledges that as to all nonpublic personal information received or obtained by it with respect to any related mortgagor: (a) such information is and shall be held by Purchaser in accordance with all applicable law, including but not limited to the privacy provisions of the Gramm-Leach Bliley Act; (b) such information is in connection with a proposed or actual secondary market sale related to a transaction of the Mortgagor for purposes of 16 C.F.R. 313.14(a)(3); and (c) Purchaser is hereby prohibited from disclosing or using any such information other than to carry out the express provisions of this Agreement, or as otherwise permitted by applicable law; and

  Financial Statements. The Purchaser has delivered to each Seller and the Servicer financial statements as to its fiscal year ended December 31, 2001, and December 31, 2002, together with any later quarterly and annual reports relating to periods ending more than 60 days prior to the applicable Funding Date. Except as has previously been disclosed to each Seller and the Servicer in writing: (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of the Purchaser and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.

Section 4.02 Conditions Precedent to Closing.

Each purchase of Revolving Credit Loans hereunder shall be subject to each of the following conditions:

    All of the representations and warranties of Seller under the Seller Guide, and of Seller and Purchaser under this Agreement shall be true and correct as of the Funding Date, and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement or under the Seller Guide;

    Purchaser or Purchaser's attorneys shall have received in escrow, all closing documents as specified herein, in such forms as are agreed upon and acceptable to Purchaser, duly executed by all signatories other than Purchaser as required pursuant to the respective terms thereof;

    All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on each Funding Date the applicable Purchase Price as provided herein.

EXECUTION COPY	** Confidential treatment requested

ARTICLE V
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 5.01 Seller to Act as Servicer; Servicing Standards; Additional Documents; Consent of the Purchaser. The parties acknowledge that Seller shall transfer the servicing of the Revolving Credit Loans, normally within forty (40) days of the applicable Funding Date, and as such services Revolving Credit Loans only on an interim basis. Accordingly, all references in this Agreement to the "Servicer" shall mean Seller, but the servicing obligations of Seller shall relate only to the period of time between the Funding Date and the transfer of the subject Revolving Credit Loans. Any obligations of Servicer set forth in this Agreement that logically relate to servicing responsibilities beyond interim servicing shall not apply to Seller.

  The Servicer, as independent contract servicer, shall service and administer the Revolving Credit Loans and REO Property from and after each Funding Date in accordance with the terms and provisions of the Revolving Credit Loans, applicable law and the terms and provisions of this Agreement for and on behalf of, and in the best interests of, the Purchaser (without taking into account any relationship the Servicer may have with any Mortgagor or other Person, the participation, if any, of the Servicer in any financing provided in connection with the sale of any Mortgaged Property, or the Servicer's obligation to advance any expenses or incur any costs in the performance of its duties hereunder) in accordance with a standard that is not less than the higher of (a) the same care, skill, prudence and diligence with which it services similar assets held for its own or its Affiliates' account, (b) the same care, skill, prudence and diligence with which it services similar assets for third party institutional investors, and (c) Accepted Servicing Practices, in each case giving due consideration to Purchaser's reliance on Servicer. Subject to the foregoing standards, in connection with such servicing and administration, the Servicer shall seek to maximize the timely recovery of principal and interest on the Mortgage Notes.

  To the extent consistent with Section 5.01(a) and further subject to any express limitations set forth in this Agreement, the Servicer (acting alone or, solely in the circumstances permitted hereunder, acting through a subservicer) shall have full power and authority to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including the power and authority (a) to execute and deliver, on behalf of the Purchaser, customary consents or waivers and other instruments and documents (including estoppel certificates), (b) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (c) to submit claims to collect any Insurance Proceeds and Liquidation Proceeds, (d) to consent to the application of any Insurance Proceeds or Condemnation Proceeds to the restoration of the applicable Mortgaged Property or otherwise, (e) to bring an action in a court of law, including an unlawful detainer action, to enforce rights of the Purchaser with respect to any Mortgaged Property, (f) to execute and deliver, on behalf of the Purchaser, documents relating to the management, operation, maintenance, repair, leasing, marketing and sale of any Mortgaged Property or any REO Property, and (g) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Revolving Credit Loan; provided that the Servicer shall not take any action not provided for in this Agreement that is materially inconsistent with or materially prejudices the interest of the Purchaser in any Revolving Credit Loan or under this Agreement. If reasonably requested by the Servicer, the Purchaser shall furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to service and administer the Revolving Credit Loans and the REO Properties, including documents relating to the foreclosure, receivership, management, operation, maintenance, repair, leasing, marketing and sale (in foreclosure or otherwise) of any Mortgaged Property or any REO Property.

EXECUTION COPY	** Confidential treatment requested

  Servicer, on behalf of Purchaser, shall service and administer the Revolving Credit Loans and Mortgagor information and records in accordance with the terms of the Revolving Credit Loan documents and the requirements of applicable federal, state and local laws, regulations and executive orders. Servicer, at all times during the term of this Agreement shall service and administer the Revolving Credit Loans and Mortgagor information and records in a commercially reasonable manner in accordance with the Gramm-Leach- Bliley Act (together with regulations and guidelines promulgated thereunder, the "Act"), as amended from time to time.

  Servicer and Purchaser shall, in a commercially reasonable manner, cooperate with each other to assure continuing compliance of both parties with all amendments to the Act as applicable to servicers and investors of the character of Servicer and Purchaser, respectively. In the event that (i) the legal or regulatory requirements applicable to Purchaser pertaining to Mortgagor privacy or data security are not fulfilled in any material respect by Servicer's duties pursuant to the provisions of this Agreement, or (ii) Servicer's servicing practices would result in a violation by the Purchaser of regulatory requirements applicable to the Purchaser, Purchaser shall provide written notice to Servicer. Servicer agrees to use its reasonable best efforts to service the Revolving Credit Loans in a manner which satisfies the requirements of Purchaser's regulators about which Purchaser informs Servicer.

  If either party receives a complaint concerning a violation or alleged violation of privacy rights or other notice with respect to information sharing involving an opt out of sharing any non-public personal information relating to the Mortgagor or any Revolving Credit Loan, then such party shall promptly notify the other party.

  The Servicer shall, in accordance with the customary and usual standards of practice of prudent mortgage servicers of variable rate open- end home equity mortgage loans, approve and make disbursements of principal in connection with Mortgagor drafts upon the Credit Line approved in connection with each Revolving Credit Loan. The Servicer shall provide to the Mortgagors all checks, drafts or other documentation necessary for such Mortgagors to obtain a Credit Line Advance. On each Business Day, with respect to each Credit Line Advance disbursed by the Servicer and reported to the Purchaser, the Servicer shall be entitled to (i) reimbursement of the principal amount of each Credit Line Advance disbursed by Servicer with respect to a Revolving Credit Loan reported to the Purchaser on such date, and (ii) interest, at the Credit Advance Rate, on the principal amount of each such Credit Line Advance from the date such Credit Line Advance was disbursed by Servicer to but not including such date reimbursement is received by the Servicer. In the event that the Purchaser fails to reimburse the Servicer, within two (2) Business Days of receipt of notice thereof, for any Credit Line Advance disbursed by the Servicer and reported to the Purchaser, the Servicer shall be entitled to withdraw the amount calculated in clauses (i) and (ii) of the previous sentence (including interest to but not including the date of withdrawal) with respect to any such Credit Advance, from the Collection Account pursuant to Section 5.05(c) hereof.

EXECUTION COPY	** Confidential treatment requested

  Notwithstanding anything to the contrary contained herein:

    the Servicer acknowledges that the Purchaser will retain title to, and ownership of, the Revolving Credit Loans and the REO Properties and that the Servicer does not hereby acquire any title to, security interest in, or other rights of any kind in or to any Revolving Credit Loan or REO Property or any portion thereof;

    the Servicer shall not file any lien or any other encumbrance on, exercise any right of setoff against, or attach or assert any claim in or on any Revolving Credit Loan or REO Property, unless authorized pursuant to a judicial or administrative proceeding or a court order;

    the Servicer shall, in servicing the Revolving Credit Loans, follow and comply with the servicing guidelines established by FNMA, and the Servicer may waive, modify or vary any term of any Revolving Credit Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is in the best interests of the Purchaser and is consistent with the terms of this Agreement. The Servicer may, with respect to any Specially Serviced Revolving Credit Loan or REO Property, make Servicing Advances, without the Purchaser's consent to the extent that each related Servicing Advance is (i) in the best interests of the Purchaser or other owner of the Revolving Credit Loan and (ii) is deemed to be recoverable by the Servicer. Notwithstanding anything to the contrary herein, the Servicer shall not, without specifically notifying the Purchaser in writing and obtaining the Purchaser's prior written consent:

      make any future advances with respect to a Revolving Credit Loan in excess of the Credit Line with respect to such Revolving Credit Loan,

      permit any modification with respect to any Revolving Credit Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance or change the final maturity date on such Revolving Credit Loan;

      sell any Specially Serviced Revolving Credit Loan;

      principal or interest on, or permitting to be satisfied at a discount, any Revolving Credit Loan; or

      accept substitute or additional collateral, or release any collateral, for a Revolving Credit Loan.

    If the Purchaser has not approved or rejected in writing any proposed action(s) recommended by the Servicer to be taken hereunder within 10 Business Days of the date such recommendation is made, then the Purchaser shall be deemed to have rejected such recommended action(s) and the Servicer shall not take any such action(s).

EXECUTION COPY	** Confidential treatment requested

    subject to the Purchaser's consent, when required in accordance with paragraph (c) above, upon any modification, waiver or amendment of any term of any Revolving Credit Loan the Servicer shall inform the Purchaser of the date thereof and shall deliver to the Purchaser, for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment promptly following the execution thereof;

    the Servicer shall remain primarily liable for the full performance of its obligations hereunder notwithstanding any appointment by the Servicer of a subservicer or subservicers hereunder;

    with respect to any Revolving Credit Loan not in the Seller's Affinity Service Program, the Purchaser may at any time and from time to time, in its sole discretion, upon 10 Business Days written notice to the Servicer, terminate the Servicer's servicing rights and obligations hereunder, at no cost to Purchaser, with respect to (1) any REO Property or (2) any Revolving Credit Loan (A) pending foreclosure or deed in lieu thereof, (B) as to which the related obligor has filed for bankruptcy; (C) which is 90 days or more delinquent, or (D) in accordance with the Purchaser's internal credit classification criteria, has been classified as "doubtful" or a "loss." The Servicer shall be entitled to reimburse itself, pursuant to Section 5.05(d) hereof, for any unreimbursed Servicing Advances with respect to the transfer of any REO Property or Revolving Credit Loan pursuant to the previous sentence. Upon the effectiveness of any such termination of the Servicer's servicing obligations with respect to any such REO Property or Revolving Credit Loan, the Servicer shall deliver all agreements, documents, and instruments related thereto to the Purchaser, and perform in accordance with Sections 10 and 11 hereunder, commercially reasonable servicing transfer practices and with applicable law;

    with respect to any Revolving Credit Loan in the Seller's Affinity Service Program or any Revolving Credit Loan not terminated pursuant to clause (vi) above, the Servicer may, in accordance with the servicing standard set forth in Section 5.01(a) hereof, foreclose on any Revolving Credit Loan (1) which is 90 days or more delinquent, or (2) as to which the related obligor has filed for bankruptcy; or (3) in accordance with the Purchaser's internal credit classification criteria, has been classified as "doubtful" or a "loss." Within 5 Business Days of the foreclosure of any such Revolving Credit Loan, the Servicer shall transfer the servicing of such Revolving Credit Loan or REO Property to Purchaser or its designee, and the Servicer's servicing obligations hereunder shall be terminated, at no cost to Purchaser, with respect to any such REO Property or Revolving Credit Loan. The Servicer shall be entitled to reimburse itself, pursuant to Section 5.05(d) hereof, for any unreimbursed Servicing Advances with respect to the transfer of any REO Property or Revolving Credit Loan pursuant to the previous sentence. The Servicer shall deliver all agreements, documents, and instruments related to any Revolving Credit Loan referred to in this paragraph to the Purchaser or its designee, and perform in accordance with Sections 11 and 12 hereof, commercially reasonable servicing transfer practices and with applicable law; and

EXECUTION COPY	** Confidential treatment requested

    the Servicer, at its discretion and in accordance with the customary and usual standards of practice of prudent mortgage servicers of variable rate open-end home equity mortgage loans, may perform any of the following actions in connection with a Revolving Credit Loan:

      with the approval of the Purchaser, increase the amount of the related Credit Line;

      terminate a dormant Revolving Credit Loan;

      permit payments from the Mortgagor of interest only during the period when Credit Line Advances may be made; or

      eliminate the ability of the Mortgagor to make future drafts upon the Credit Line, or reduce the Credit Line.

Section 5.02 Collection of Revolving Credit Loan Payments.

Continuously from the date hereof until the principal and interest on all Revolving Credit Loans are paid in full, the Servicer will proceed diligently to collect all payments due under each Revolving Credit Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Purchaser-Paid Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Revolving Credit Loans, which procedures shall in any event comply with the servicing standards set forth in Section 5.01. If the Servicer becomes aware of any failure by a Mortgagor to timely pay insurance premiums on the related Mortgaged Property, it shall use reasonable efforts to notify the servicer of the related first mortgage loan of such failure.

Section 5.03 Reports for Foreclosure Sales.

The Servicer shall, within five (5) Business Days following the occurrence of any foreclosure sale with respect to any Mortgaged Property, deliver to the Purchaser a notice of foreclosure sale substantially in the form of Exhibit 5.03 attached hereto.

EXECUTION COPY	** Confidential treatment requested

Section 5.04 Establishment of Collection Account; Deposits in Collection Account.

The Servicer shall segregate and hold all funds collected and received pursuant to each Revolving Credit Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Collection Accounts, in the form of time deposit or demand accounts. On or before the Closing Date, Servicer shall establish a Collection Account (the "Collection Account") and shall ensure that all payments subject to this Agreement will be held solely in the Collection Account. The creation of any Collection Account shall be evidenced by a certification in the form of Exhibit 5.04-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form of Exhibit 5.04- 2 attached hereto, in the case of an account held by a depository other than the Servicer. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

The Servicer shall deposit in the Collection Account within two Business Days after receipt (or as otherwise required pursuant to this Agreement in the case of clauses (g), (h) and (i) of this Section 5.04) and retain therein the following payments and collections received or made by it subsequent to each Funding Date, or received by it prior to the Funding Date and allocable to a period subsequent to the Cutoff Date, other than in respect of principal and interest on the Revolving Credit Loans due on or before the Cutoff Date (regardless of when received):

  all payments on account of principal on the Revolving Credit Loans;

  all payments on account of interest on the Revolving Credit Loans less the related Servicing Fee;

  all Liquidation Proceeds;

  all REO Proceeds;

  all Insurance Proceeds, including amounts required to be deposited pursuant to Section  5.08, other than proceeds released to the applicable Mortgagors in accordance with the Servicer's normal servicing procedures, the related Mortgages or applicable law;

  all Condemnation Proceeds affecting any Mortgaged Property which are not released to a Mortgagor in accordance with the Servicer's normal servicing procedures, the related Mortgage or applicable law;

  any amounts required to be deposited by the Servicer pursuant to Section 5.08 in connection with the deductible clause in any blanket hazard insurance policy, such deposit to be made from the Servicer's own funds without reimbursement therefor;

  interest on amounts on deposit in the Collection Account and any amounts required to be deposited by the Servicer pursuant to Section 5.12 in connection with any losses on Permitted Investments; and

  any amounts required to be deposited in the Collection Account pursuant to Sections 7.01, 7.02, or otherwise pursuant to the terms hereof.

EXECUTION COPY	** Confidential treatment requested

  The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of assumption fees, to the extent permitted by Section 7.01, need not be deposited by the Servicer in the Collection Account and shall be retained by the Servicer as additional compensation.

Section 5.05 Permitted Withdrawals from the Collection Account.

The Servicer may, from time to time in accordance with the provisions hereof, withdraw amounts from the Collection Account for the following purposes (without duplication):

  to reimburse itself for unreimbursed Servicing Advances that the Servicer has determined to be Non-Recoverable Advances as provided in Section 6.04;

  to make payments to the Purchaser in the amounts, at the times and in the manner provided for in Section 6.01;

  to reimburse itself for the amount of any Credit Line Advances made by Servicer and not timely reimbursed by the Purchaser in accordance with Section 5.01(c) hereof.

  to reimburse itself for unreimbursed Servicing Advances, the Servicer's right to reimburse itself pursuant to this Subsection (d) with respect to any Revolving Credit Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Revolving Credit Loan, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where a Seller or the Servicer is required to repurchase (or substitute a Qualified Substitute Revolving Credit Loan for) a Revolving Credit Loan pursuant to Sections 2.04, 3.04 and/or 7.02, the Servicer's right to such reimbursement shall be subsequent and subordinate to the payment to the Purchaser of the applicable Repurchase Price (or delivery of a Qualified Substitute Revolving Credit Loan) and all other amounts required to be paid to the Purchaser with respect to such Revolving Credit Loan;

  to pay to itself, solely out of the interest portion of the Monthly Payment due and actually received with respect to a Revolving Credit Loan during the period ending on the most recent Determination Date, the Servicing Fee with respect to such Revolving Credit Loan;

  to pay to itself as additional servicing compensation (a) any interest earned on funds in the Collection Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) any prepayment penalties or premiums relating to any principal prepayments; provided that no such amounts shall be payable as servicing compensation to the extent they relate to a Revolving Credit Loan with respect to which a default, breach, violation or event of acceleration exists or would exist but for the lapse of time, the giving of notice, or both;

  to pay to itself with respect to each Revolving Credit Loan that has been repurchased pursuant to Sections 2.04, 3.04 and/or 7.02 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined (except to the extent that such amounts constitute part of the Repurchase Price to be remitted to the Purchaser);

EXECUTION COPY	** Confidential treatment requested

  to reimburse itself, without duplication, for the amount of any premiums paid with respect to Purchaser-Paid Mortgage Insurance pursuant to Section 5.06;

  to remove any amounts deposited into the Collection Account in error; and

  to clear and terminate the Collection Account upon the termination of this Agreement, with any funds contained therein to be distributed in accordance with the terms of this Agreement.

On each Remittance Date, the Servicer shall withdraw all funds from the Custodial Account except for those amounts that the Servicer is not obligated to remit on such Remittance Date pursuant to Section 6.01. The Servicer may use such withdrawn funds only for the purposes described in this Section 5.05. The Servicer shall keep and maintain a separate, detailed accounting, on a Revolving Credit Loan-by-Revolving Credit Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to this Section.

Section 5.06 Maintenance of Primary Insurance Policies; Collections Thereunder.

The Servicer shall cooperate with the Purchaser in maintaining in full force and effect any Purchaser-Paid Mortgage Insurance Policy, to the extent purchased by the Purchaser. Such coverage will not be maintained after such time, if any, as such insurance is required to be released in accordance with the provisions of applicable law including, but not limited to, the Homeowners Protection Act of 1998. The Servicer shall not take any action which would result in noncoverage under any applicable Purchaser-Paid Mortgage Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 7.01, the Servicer shall promptly notify the insurer under the related Purchaser-Paid Mortgage Insurance Policy, if any, or Lender-Paid Insurance Policy, if required, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Purchaser-Paid Mortgage Insurance Policy.

Section 5.07 Transfer of Accounts.

The Servicer may transfer the Collection Account to a different depository institution from time to time; provided that (i) no such transfer shall be made unless all certifications or letter agreements required under Sections 5.04 and 5.06 have been executed and delivered by the parties thereto; and (ii) concurrently upon any such transfer, the Servicer shall give written notice thereof to the Purchaser. Notwithstanding anything to the contrary contained herein, the Collection Account shall at all times constitute an Eligible Account.

Section 5.08 Maintenance of Mortgage Impairment Insurance Policy.

The Servicer shall obtain and maintain a blanket policy issued by an issuer that has a Best's Key rating of A:V insuring against hazard losses on all of the Revolving Credit Loans. In connection with its activities as servicer of the Revolving Credit Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any blanket policy in connection with any hazard losses on the Revolving Credit Loans in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

EXECUTION COPY	** Confidential treatment requested

Section 5.09 Fidelity Bond; Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of FNMA and FHLMC on all officers, employees or other Persons acting in any capacity with regard to the Revolving Credit Loan to handle funds, money, documents and papers relating to the Revolving Credit Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the "Mortgage Banker's Blanket Bond" and shall protect and insure the Servicer against losses, including losses arising by virtue of any Revolving Credit Loan not being satisfied in accordance with the procedures set forth in Section  7.02 and/or losses resulting from or arising in connection with forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of or by such Persons. Such Fidelity Bond shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Revolving Credit Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 5.09 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the FNMA Guide and by FHLMC in the FHLMC Servicing Guide. The Servicer shall cause to be delivered to the Purchaser on or before the Funding Date: (i)  a certified true copy of the Fidelity Bond and insurance policy; (ii) a written statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser; and (iii) written evidence reasonably satisfactory to the Purchaser that such Fidelity Bond or insurance policy provides that the Purchaser is a beneficiary or loss payee thereunder.

Section 5.10 Management of REO Properties.

If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure (each, an "REO Property"), the deed or certificate of sale shall be taken in the name of the Purchaser or the Person (which may be the Servicer for the benefit of the Purchaser) designated by the Purchaser, or in the event the Purchaser notifies the Servicer that the Purchaser or such Person is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Purchaser from an attorney duly licensed to practice law in the state where the REO Property is located. The Servicer shall have no further obligation under this Agreement with respect to any REO Property.

EXECUTION COPY	** Confidential treatment requested

Section 5.11 Realization Upon Specially Serviced Revolving Credit Loans.

Subject to Section 5.01(d), the Servicer shall foreclose upon or otherwise comparably convert the ownership of properties securing such of the Specially Serviced Revolving Credit Loans as come into and continue in default and as to which (a) in the reasonable judgment of the Servicer, no satisfactory arrangements can, in accordance with prudent lending practices, be made for collection of delinquent payments pursuant to Section 5.01 and (b) such foreclosure or other conversion is otherwise in accordance with Section 5.01. The Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration, repair, protection or maintenance of any property unless it shall determine that such expenses will be recoverable to it as Servicing Advances either through Liquidation Proceeds or through Insurance Proceeds (in accordance with Section 5.05) or from any other source relating to the Specially Serviced Revolving Credit Loan. The Servicer shall be required to advance funds for all other costs and expenses incurred by it in any such foreclosure proceedings (other than funds necessary to pay of the first lien, if any, on the related Mortgaged Property); provided that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated by Section 5.05.

Upon any Mortgaged Property becoming an REO Property, the Servicer shall promptly notify the Purchaser thereof, specifying the date on which such Mortgaged Property became an REO Property and the Servicer shall proceed in accordance with the provisions of Section 5.10 hereof.

Notwithstanding anything to the contrary contained herein, the Purchaser shall not, and the Servicer shall not on the Purchaser's behalf, acquire any real property (or personal property incident to such real property) except in connection with a default or a default that is imminent on a Revolving Credit Loan. If the Purchaser acquires any real property (or personal property incident to such real property) in connection with such a default, then such property shall be disposed of by the Servicer in accordance with this Section  as soon as possible but in no event later than 3 years after its acquisition by the Servicer on behalf of the Purchaser, unless the Servicer obtains, at the expense of the Purchaser, in a timely fashion an extension from the Internal Revenue Service for an additional specified period.

Any recommendation of the Servicer to foreclose on a defaulted Revolving Credit Loan shall be subject to a determination by the Servicer that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding.

If, in the exercise of its servicing obligations with respect to any Mortgaged Property hereunder, the Servicer deems it is necessary or advisable to obtain an Environmental Assessment, then the Servicer shall obtain an Environmental Assessment, it being understood that all reasonable costs and expenses incurred by the Servicer in connection with any such Environmental Assessment (including the cost thereof) shall be deemed to be Servicing Advances recoverable by the Servicer pursuant to Section 5.05(d). Such Environmental Assessment shall (a) assess whether (1) such Mortgaged Property is in material violation of applicable Environmental Laws or (2) after consultation with an environmental expert, taking the actions necessary to comply with applicable Environmental Laws is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, and (b) identify whether (1) any circumstances are present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or re mediation could be required under any federal, state or local law or regulation, or (2) if such circumstances exist, after consultation with an environmental expert, taking such actions is reasonably likely to produce a greater recovery on a present value basis than not taking such actions. (The conditions described in the immediately preceding clauses (a) and (b) shall be referred to herein as "Environmental Conditions Precedent to Foreclosure.") If any such Environmental Assessment so warrants, the Servicer is hereby authorized to and shall perform such additional environmental testing as it deems necessary and prudent to establish the satisfaction of the foregoing Environmental Conditions Precedent to Foreclosure or to proceed as set forth below (such additional testing thereafter being included in the term "Environmental Assessment ").

EXECUTION COPY	** Confidential treatment requested

If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with this Section 5.11 establishes that any of the Environmental Conditions Precedent to Foreclosure is not satisfied with respect to any Mortgaged Property, but the Servicer in good faith reasonably believes that it is in the best economic interest of the Purchaser to proceed against such Mortgaged Property and, if title thereto is acquired, to take such remedial, corrective or other action with respect to the unsatisfied condition or conditions as may be prescribed by applicable law to satisfy such condition or conditions, then the Servicer shall so notify the Purchaser. If, pursuant to Section 5.01(d), the Purchaser has notified the Servicer in writing to proceed against such Mortgaged Property, then the Servicer shall so proceed. The cost of any remedial, corrective or other action contemplated by the preceding sentence in respect of any of the Environmental Conditions Precedent to Foreclosure that is not satisfied shall not be an expense of the Servicer and the Servicer shall not be required to expend or risk its own funds or otherwise incur any financial liability in connection with any such action.

If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with this Section  5.11 establishes that any of the Environmental Conditions Precedent to Foreclosure is not satisfied with respect to any Mortgaged Property and, in accordance with Section 5.01(d)(iii), the Purchaser elects or is deemed to have elected not to proceed against such Mortgaged Property, then the Servicer shall, subject to Section 5.01(d)(iii), take such action as it deems to be in the best economic interest of the Purchaser (other than proceeding against the Mortgaged Property or directly or indirectly becoming the owner or operator thereof) as determined in accordance with the servicing standard set forth in Section 5.01 and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage.

Prior to the Servicer taking any action with respect to the use, management or disposal of any hazardous materials on any Mortgaged Property, the Servicer shall request the approval of the Purchaser in accordance with Section 5.01(d)(iii) and, if such action is approved by the Purchaser, (a) keep the Purchaser apprised of the progress of such action; and (b) take such action in compliance with all applicable Environmental Laws.

EXECUTION COPY	** Confidential treatment requested

Section 5.12 Investment of Funds in the Collection Account.

The Servicer may direct any depository institution which holds the Collection Account to invest the funds in the Collection Account in one or more Permitted Investments bearing interest. All such Permitted Investments shall be held to maturity, unless payable on demand. In the event amounts on deposit in the Collection Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

  consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

  demand payment of all amounts due thereunder promptly upon determination by the Servicer or notice from the Purchaser that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Collection Account.

All income and gain realized from investment of funds deposited in the Collection Account shall be for the benefit of the Purchaser and shall be subject to its withdrawal in accordance with Section 6.01. The Servicer shall deposit in the Collection Account the amount of any loss incurred in respect of any Permitted Investment immediately upon realization of such loss.

Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Purchaser may elect to take such action, or instruct the Servicer to take such action, as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings, at the expense of the Servicer.

ARTICLE VI
REPORTS; REMITTANCES; ADVANCES

Section 6.01 Remittances.

  On each Remittance Date, the Servicer shall remit to the Purchaser all amounts credited to the Collection Account as of the close of business on the last day of the related Due Period (including the amount of any Payoff), net of charges against or withdrawals from the Collection Account in accordance with Section 5.05, which charges against or withdrawals from the Collection Account the Servicer shall make solely on such Remittance Date.

  In the event that, for any Remittance Date, the calculation described in Section 6.01(a) results in a negative amount for any Due Period, Purchaser shall remit to Servicer, on such Remittance Date, the amount of any such negative calculation by wire transfer of immediately available funds to such account as the Servicer shall direct.

EXECUTION COPY	** Confidential treatment requested

  All remittances made to the Purchaser or the Servicer on each Remittance Date will be made to the Purchaser or the Servicer by wire transfer of immediately available funds accordingly to the instructions that will be provided by Purchaser to the Servicer.

  In the event that the amount of Estimated Accrued Interest paid by Purchaser on the Funding Date is less than the actual accrued interest on the Revolving Credit Loans adjusted to the Revolving Credit Loan Remittance Rate for the period from and including the Cut-off Date to but not including the Funding Date, Servicer shall withdraw the amount of such shortage from the Collection Account on the first Remittance Date under this Agreement. In the event that the amount of Estimated Accrued Interest is greater than the actual accrued interest on the Revolving Credit Loans adjusted to the Revolving Credit Loan Remittance Rate for such period, Servicer shall deposit the amount of such overage into the Collection Account for distribution to Purchaser on the first Remittance Date under this Agreement.

  With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to One- month LIBOR (as published in the Wall Street Journal), but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. Neither the payment by the Servicer nor the acceptance by the Purchaser of any such interest shall be deemed an extension of time for payment or a waiver by the Purchaser of any Event of Default.

  With respect to any reimbursement by the Purchaser to the Servicer for any Credit Line Advance pursuant to Section 5.01(c) hereof received by the Servicer after the Business Day on which such payment was due, the Purchaser shall pay to the Servicer interest on any such late payment at an annual rate equal to One-month LIBOR (as published in the Wall Street Journal) plus 200 basis points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Purchaser to the Servicer on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. Neither the payment by the Purchaser nor the acceptance by the Servicer of any such interest shall be deemed an extension of time for payment.

Section 6.02 Reporting.

On or before the 5th Business Day of each month during the term hereof, the Servicer shall deliver to the Purchaser monthly accounting reports in the form of Exhibits 6.02(a) through 6.02(e) attached hereto with respect to the most recently ended Due Period. Such monthly accounting reports shall include with respect to each Revolving Credit Loan the following loan-level information: (i) the loan number, (ii) the ending unpaid principal balance of all Credit Line Advances outstanding as of the last day of the immediately preceding Due Period, (iii) principal collections, (iv) interest collections, (v) Payoffs, (vi) the amounts and dates of any Credit Line Advances made by Servicer within such Due Period, (vii) the principal balance of Credit Line Advances outstanding as of the last day of the Due Period, (viii) the average daily balance, (ix) the Credit Line, (x) the remaining credit, (xi) the Mortgage Interest Rate, (xii) the Index, (xiii) the Margin, and (xiv) the last paid Monthly Payment (xv) any Revolving Credit Loan which is thirty (30), sixty (60), or ninety (90) days delinquent, in foreclosure proceedings, a REO Property, or in bankruptcy; all as of the most recently ended Determination Date. The reports referred to in this paragraph shall be provided to Purchaser by the Servicer on or before the second Business Day of each month.

EXECUTION COPY	** Confidential treatment requested

The Servicer shall provide the Purchaser with such information concerning the Revolving Credit Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

Section 6.03 [Reserved].

Section 6.04 Non-recoverable Advances.

The determination by the Servicer that it has made a Non- recoverable Advance or that any Servicing Advance, if made, would constitute a Non-recoverable Advance shall be evidenced by an Officers' Certificate delivered to the Purchaser detailing the reasons for such determination.

Section 6.05 Itemization of Servicing Advances.

The Servicer shall provide the Purchaser with an itemization of all Servicing Advances incurred or made by the Servicer hereunder as the Purchaser may from time to time reasonably request.

Section 6.06 Officer's Certificate.

The Seller shall deliver to the Purchaser an Officer's Certificate in the form attached hereto as Exhibit 9 on the initial Funding Date and upon Purchaser's reasonable request thereafter.

ARTICLE VII
GENERAL SERVICING PROCEDURE

Section 7.01 Enforcement of Due-on-Sale Clauses, Assumption Agreements.

  The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Revolving Credit Loan under any " due-on-sale" clause applicable thereto; provided that the Servicer shall not exercise any such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Purchaser-Paid Mortgage Insurance Policy, if any.

EXECUTION COPY	** Confidential treatment requested

  If the Servicer is prohibited from enforcing such "due- on-sale" clause, then the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. (For purposes of this Section 7.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.) If any Revolving Credit Loan is to be assumed, then the Servicer shall inquire into the creditworthiness of the proposed transferee and shall use the same underwriting criteria for approving the credit of the proposed transferee that are used with respect to underwriting mortgage loans of the same type as the Revolving Credit Loans. Where an assumption is allowed, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and subject to the conditions of Section 7.01(c), shall, and is hereby authorized to, enter into a substitution of liability agreement with the Person to whom the Mortgaged Property is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. In no event shall the Note Rate, the amount of the Monthly Payment or the final maturity date be changed. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Purchaser's Mortgage File and shall, for all purposes, be considered a part of such Purchaser's Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Servicer for entering into an assumption or substitution of liability agreement shall be retained by the Servicer as additional compensation for servicing the Revolving Credit Loans.

  If the credit of the proposed transferee does not meet such underwriting criteria, then the Servicer shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Revolving Credit Loan.

Section 7.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Revolving Credit Loan, the Servicer will immediately notify the Purchaser by a certification of a Servicing Officer, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 5.04 have been or will be so deposited and shall request delivery to it of the Purchaser's Mortgage File held by the Purchaser. Upon receipt of such certification and request, the Purchaser shall promptly release the related mortgage documents to the Servicer and the Servicer shall promptly prepare and process any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

If the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, or should it otherwise take such action which materially and adversely affects the value or marketability of a Revolving Credit Loan, or results in a reduction of the coverage under the Purchaser-Paid Mortgage Insurance Policy, if any, then the Servicer shall promptly give written notice thereof to the Purchaser, and, within 10 Business Days following written demand therefor from the Purchaser to the Servicer, the Servicer shall repurchase the related Revolving Credit Loan by paying to the Purchaser the Repurchase Price therefor by wire transfer of immediately available funds directly to the Purchaser's Account.

EXECUTION COPY	** Confidential treatment requested

From time to time and as appropriate for the servicing or foreclosure of the Revolving Credit Loan, including for this purpose collection under any Purchaser-Paid Mortgage Insurance Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser or its designee of a servicing receipt signed by a Servicing Officer, release the Purchaser's Mortgage File held by the Purchaser or its designee to the Servicer. Such servicing receipt shall obligate the Servicer to return the related mortgage documents to the Purchaser or its designee when the need therefor by the Servicer no longer exists, unless the Revolving Credit Loan has been liquidated and the Liquidation Proceeds relating to the Revolving Credit Loan have been deposited in the Collection Account or the Purchaser's Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or nonjudicially, and the Servicer has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Purchaser's Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Revolving Credit Loan was liquidated and the Liquidation Proceeds were deposited in the Collection Account, the servicing receipt shall be released by the Purchaser to the Servicer.

Section 7.03 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to retain from interest payments on the Revolving Credit Loans the amounts provided for as the Servicing Fee. The Servicing Fee in respect of a Revolving Credit Loan for a particular month shall become payable only upon the receipt by the Servicer from the Mortgagor of the full Monthly Payment in respect of such Revolving Credit Loan. Additional servicing compensation in the form of assumption fees, as provided in Section 7.01, returned check fees, dormancy fees and other servicer compensation for modifications, short sales, late payment charges accrued and collected by Servicer with respect to any Revolving Credit Loan, and similar ancillary income shall be retained by the Servicer to the extent not required to be deposited in the Collection Account.

Section 7.04 Annual Statement as to Compliance.

The Servicer will deliver to the Purchaser on or before March 31 of each year, beginning with March 31, 2004, an Officers' Certificate stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Servicer has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

EXECUTION COPY	** Confidential treatment requested

Section 7.05 Annual Independent Certified Public Accountants' Servicing Report.

On or before April 15 of each year beginning April 15, 2004, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Servicer generally that include a sampling of the Revolving Credit Loans, and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with the minimum standards set forth in such program, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 7.06 ICSA Data Security Reviews.

At least quarterly Servicer shall obtain a computer security review and certification of all computer and other systems, software, processes, and sites (including those of business units, Affiliates and permitted subcontractors) used in servicing the Revolving Credit Loans, by the International Computer Security Association or another nationally recognized computer security certification organization applying state-of-the-art computer security standards. Such review shall include Internet perimeter intrusion checking and assessment, yield a certification or rating of the highest level that such organization can provide, and a full copy of all reports, scores, certificates and recommendations resulting therefrom shall be provided promptly to Purchaser. Such rating organization shall enter into a reasonable confidentiality agreement with Servicer and Purchaser as a condition to such review.

Section 7.07 Purchaser's Right to Examine Servicer Records.

The Purchaser, its officers, employees, accountants, regulators, and auditors (collectively its "Representatives") shall have the right to examine and audit, during business hours or at such other times as are reasonable under applicable circumstances, upon ten days advance notice any and all of (i) the credit and other loan files relating to the Revolving Credit Loans or the Mortgagors, (ii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) relating to the servicing of the Revolving Credit Loans and (iii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) that are relevant to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement. The Servicer shall be obligated to make the foregoing information available to the Purchaser and its Representatives at the site where such information is stored; provided that the Purchaser and its Representatives shall be required to pay all reasonable out-of pocket costs and expenses incurred by the Servicer in making such information available.

Section 7.08 Optional Purchase of Delinquent Revolving Credit Loans.

Servicer shall have the option to repurchase any Delinquent Revolving Credit Loan and substitute in its place a Qualified Substitute Revolving Credit Loan (up to a maximum of 5% of the original aggregate Funding Date Scheduled Principal Balance of all Revolving Credit Loans purchased by Purchaser under this Agreement).

EXECUTION COPY	** Confidential treatment requested

ARTICLE VIII
REPORTS TO BE PREPARED BY THE SERVICER

Section 8.01 The Servicer's Reporting Requirements.

  Electronic Format. The Servicer shall supply any and all information regarding the Revolving Credit Loans and the REO Properties, including all reports required to be delivered pursuant to Section 5.03, Section 6.02 and this Section 8.01, to the Purchaser in electronic format via the Servicer's secure website, unless otherwise limited by the servicing system utilized by the Servicer.

  Additional Reports; Further Assurances. On or before the 3rd Business Day following each Determination Date, the Servicer shall deliver to the Purchaser (i) a report (substantially in the form of Exhibit 8.01 attached hereto), acceptable to the Purchaser, describing in reasonable detail all Revolving Credit Loans that are 60 days or more delinquent and the Servicer's activities in connection with such delinquencies. The Servicer shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be reasonably requested by the Purchaser or required by its regulators with respect to Revolving Credit Loans or REO Properties (provided the Purchaser shall have given the Servicer reasonable notice and opportunity to prepare such reports, information or documentation), including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the Purchaser, all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request. If any of such reports are not customarily prepared by the Servicer or require that the Servicer program data processing systems to create the reports, then the Purchaser shall pay to the Servicer a fee mutually agreed to by the Purchaser and the Servicer taking into account the Servicer's actual time and cost in preparing such reports. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

  Financial Statements.

  The Servicer understands that, in connection with marketing the Revolving Credit Loans, the Purchaser may make available to any prospective purchaser of the Revolving Credit Loans the Servicer's audited financial statements for its fiscal year 2001 and its audited financial statements for fiscal year 2002, together with any additional statements provided pursuant to the next sentence. During the term hereof, the Servicer will deliver to the Purchaser audited financial statements for each of its fiscal years following the Funding Date and all other financial statements prepared following the Funding Date to the extent any such statements are available upon request to the public at large.

  The Servicer also agrees to make available upon reasonable notice and during normal business hours to any prospective purchasers of the Revolving Credit Loans a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer which may affect, in any material respect, the Servicer's ability to comply with its obligations under this Agreement, and to permit any prospective purchasers upon reasonable notice and during normal business hours to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchasers that the Servicer has the ability to service the Revolving Credit Loans in accordance with this Agreement.

EXECUTION COPY	** Confidential treatment requested

ARTICLE IX
THE SELLER

Section 9.01 Indemnification; Third Party Claims.

The Seller shall indemnify and hold harmless the Purchaser, its directors, officers, agents, employees, and assignees (each, an "Indemnified Party") from and against any costs, damages, expenses (including reasonable attorneys' fees and costs, irrespective of whether or not incurred in connection with the defense of any actual or threatened action, proceeding, or claim), fines, forfeitures, injuries, liabilities or losses ("Losses") suffered or sustained in any way by any such Person, no matter how or when arising (including Losses incurred or sustained in connection with any judgment, award, or settlement), in connection with or relating to (i) a breach by Seller of any of its representations and warranties contained in Article III or (ii) a breach by Seller of any of its covenants and other obligations contained herein. The Seller shall immediately (i) notify the Purchaser if a claim is made by a third party with respect to this Agreement, any Revolving Credit Loan and/or any REO Property (ii) assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including attorneys' fees, and (iii) promptly pay, discharge and satisfy any judgment, award, or decree that may be entered against it or the Purchaser in respect of such claim. Nothing contained herein shall prohibit the Purchaser, at its expense, from retaining its own counsel to assist in any such proceedings or to observe such proceedings; provided that Seller, shall not be obligated to pay or comply with any settlement to which it has not consented.

The Servicer shall indemnify and hold harmless each Indemnified Party from and against any Losses suffered or sustained in any way by any such Person, no matter how or when arising (including Losses incurred or sustained in connection with any judgment, award, or settlement), in connection with or relating to (i) a breach by Servicer of any of its representations and warranties contained in Article III or (ii) a breach by Servicer of any of its covenants and other obligations contained herein including any failure to service the Revolving Credit Loans in compliance with the terms hereof and in accordance with the standard of care in Section 9.03. The Servicer shall immediately (i) notify the Purchaser if a claim is made by a third party with respect to this Agreement, any Revolving Credit Loan and/or any REO Property (ii) assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including attorneys' fees, and (iii) promptly pay, discharge and satisfy any judgment, award, or decree that may be entered against it or the Purchaser in respect of such claim. Nothing contained herein shall prohibit the Purchaser, at its expense, from retaining its own counsel to assist in any such proceedings or to observe such proceedings; provided that the Servicer, as applicable, shall not be obligated to pay or comply with any settlement to which it has not consented. The Servicer shall be reimbursed from amounts on deposit in the Collection Account for all amounts advanced by it pursuant to the second preceding sentence except when the claim in any way relates to the Servicer's indemnification for any Losses pursuant to this Section 9.01.

EXECUTION COPY	** Confidential treatment requested

Section 9.02 Merger or Consolidation of the Seller.

Seller will keep in full effect its existence, rights and franchises as a corporation or a Delaware business trust, as applicable, under the laws of the state of its organization and will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Revolving Credit Loans and to perform its duties under this Agreement.

Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation (including by means of the sale of all or substantially all of Seller's assets to such Person) to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that, unless otherwise consented to by the Purchaser, the successor or surviving Person, in the case of a merger or consolidation, etc. of the Servicer, shall be an institution qualified to service mortgage loans on behalf of FNMA and FHLMC in accordance with the requirements of Section 3.02(a), shall not cause a rating on any security backed by a Revolving Credit Loan to be downgraded and shall satisfy the requirements of Section 12.01 with respect to the qualifications of a successor to such Servicer.

Section 9.03 Limitation on Liability of the Seller and Others.

Neither the Seller nor the Servicer, nor any of the officers, employees or agents of the Seller or Servicer shall be under any liability to the Purchaser for any reasonable action taken or for refraining from the taking of any reasonable action in good faith pursuant to this Agreement or pursuant to the express written instructions of the Purchaser, or for reasonable errors in judgment made in good faith; provided that this provision shall not protect the Seller, the Servicer, or any such Person against any breach of warranties or representations or covenants made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith, negligence or any breach in the performance of the obligations and duties hereunder. The Seller, the Servicer and any officer, employee or agent of the Seller and Servicer may rely in good faith on any document of any kind reasonably believed by the Seller, the Servicer, or such Person to be genuine and prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

The Seller or the Servicer, as applicable, shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to their duties hereunder and which in their opinion may involve them in any expense or liability; provided that the Seller or the Servicer may in their discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Seller or the Servicer as applicable, and the Servicer shall be entitled to be reimbursed out of the Collection Account for customary and reasonable legal expenses with the express written consent of the Purchaser. This indemnity shall survive the termination of this Agreement.

EXECUTION COPY	** Confidential treatment requested

Section 9.04 Servicer Not to Resign.

With respect to the retention by Seller of the servicing of the Revolving Credit Loans and the REO Properties hereunder, Seller acknowledges that the Purchaser has acted in reliance upon Seller's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Consequently, Seller shall not assign the servicing rights retained by it hereunder to any third party nor resign from the obligations and duties hereby imposed on it except (i) with 120 days written notice to Purchaser and the written approval of the Purchaser, such approval not to be unreasonably withheld, or (ii) 3 Business Days following any determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Seller. Any determination permitting the transfer of the servicing rights or the resignation of Seller under Subsection (ii) hereof shall be evidenced by an opinion of counsel to such effect delivered to the Purchaser, which opinion of counsel shall be in form and substance reasonably acceptable to the Purchaser.

ARTICLE X
DEFAULT

Section 10.01 Events of Default.

In case one or more of the following events shall occur and be continuing:

  any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of 3 Business Days unless such failure to remit is due to a cause beyond the Servicer's control, including an act of God, act of civil, military or governmental authority, fire, epidemic, flood, blizzard, earthquake, riot, war, or sabotage, provided that the Servicer gives the Purchaser notice of such cause promptly and uses its reasonable efforts to correct such failure to remit and does so remit within 2 Business Days following the end of the duration of the cause of such failure to remit;

  Servicer shall commingle funds unrelated to the Revolving Credit Loans or shall fail to make remittances to Purchaser when and as required under this Agreement, provided however, the infrequent accidental misallocation of funds on the part of the Servicer in the performance of its duties hereunder shall not be deemed to be an Event of Default hereunder provided that Servicer has taken commercially reasonable steps to prevent such occurrence, Servicer promptly corrects such misallocations, and ; or

  any filing of an Insolvency Proceeding against a Seller/Servicer that remains undismissed or unstayed for a period of 30 days after the filing thereof;

  Servicer shall fail to pay, or any event of default by Servicer shall occur under the terms of, any indebtedness of Servicer for borrowed money exceeding $ 100,000 due Purchaser or any other person or entity and such failure shall continue beyond any applicable grace period, and in Purchaser's judgment, such failure is indicative of an adverse change in the operations or financial condition of the Servicer or its ability or willingness to satisfactorily perform its obligations hereunder; or

EXECUTION COPY	** Confidential treatment requested

  any filing of an Insolvency Proceeding by or on behalf of a Seller or Servicer, any consent by or on behalf of a Seller or Servicer to the filing of an Insolvency Proceeding against a Seller or Servicer, or any admission by or on behalf of a Seller or Servicer of its inability to pay its debts generally as the same become due;

  Any Insolvency Proceeding is commenced by or against a Seller or Servicer and the petition shall not be dismissed within 30 days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Servicer in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or here after in effect, or any other similar relief shall be granted under any applicable federal or state law; or;

  any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of a Seller or Servicer;

  any failure or inability of Seller to be eligible to service Revolving Credit Loans for FNMA or FHLMC;

  any sale, transfer, assignment, or other disposition by a Seller or Servicer of all or substantially all of its property or assets to a Person who does not meet the qualifications enumerated or incorporated by reference into Section 9.02, any assignment by a Seller or Servicer of this Agreement or any of a Seller's or Servicer's rights or obligations hereunder except in accordance with Section 9.04, or any action taken or omitted to be taken by a Seller or Servicer in contemplation or in furtherance of any of the foregoing, without the consent of the Purchaser; or

  any failure by the Seller or Servicer to be in compliance with applicable "doing business" or licensing laws of any jurisdiction where Mortgaged Property is located;

  then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Seller and/or Servicer may, in addition to whatever rights the Purchaser may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Seller and/or Servicer under this Agreement and in and to the Revolving Credit Loans and the proceeds thereof subject to Section 12.01, without the Purchaser's incurring any penalty or fee of any kind whatsoever in connection therewith; provided that, upon the occurrence of an Event of Default under Subsection (3), (4) or (5) of this Section 10.01, this Agreement and all authority and power of the Seller and/or Servicer hereunder (whether with respect to the Revolving Credit Loans, the REO Properties or otherwise) shall automatically cease. On or after the receipt by the Seller of such written notice, all authority and power of the Seller under this Agreement (whether with respect to the Revolving Credit Loans or otherwise) shall cease. Notwithstanding the occurrence of an Event of Default, the Seller or the Servicer, as applicable, shall be entitled to all amounts due to such party and remaining unpaid on such date of termination.

EXECUTION COPY	** Confidential treatment requested

ARTICLE XI
TERMINATION

Section 11.01 Term and Termination of Servicing.

  The servicing obligations of the Servicer under this Agreement may be terminated as provided in Section 10.01 hereof.

  In any case other than as provided under Subsection (a) hereof, the respective obligations and responsibilities of the Servicer hereunder shall terminate upon: (a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Revolving Credit Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (b) written notice by Purchaser, and transfer of servicing in accordance with Section 12.01,

  Upon any termination of this Agreement or the servicing obligations of the Servicer hereunder, then the Servicer shall prepare, execute and deliver all agreements, documents and instruments, including all Servicer Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect such termination, all at the Servicer's sole expense. In any such event, the Servicer agrees to cooperate with the Purchaser in effecting the termination of the Servicer's servicing responsibilities hereunder, including the transfer to the Purchaser or its designee for administration by it of all cash amounts which shall at the time be contained in, or credited by the Servicer to, the Collection Account or thereafter received with respect to any Revolving Credit Loan or REO Property.

  Purchaser and Seller may, by written notice to the other parties at any time, terminate their respective obligations to purchase or sell mortgage loans hereunder, provided, however, each such party shall be obligated to purchase and sell, as applicable, any mortgage loans such party committed to purchase or sell subject to any Purchase Price and Terms Letter predating the other party's receipt of any such notice of termination.

Section 11.02 Survival.

Notwithstanding anything to the contrary contained herein, the representations and warranties of the parties contained herein and in any certificate or other instrument delivered pursuant hereto, as well as the other covenants hereof (including those set forth in Section 9.01) that, by their terms, require performance after the termination by this Agreement, shall survive the delivery and payment for the Revolving Credit Loans on each Funding Date as well as the subsequent transfer of any Revolving Credit Loan, and the termination of this Agreement and shall inure to the benefit of the parties, their successors and assigns. Seller further agree that the representations, warranties and covenants made by Seller herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by Purchaser notwithstanding any investigation heretofore made by Purchaser or on Purchaser's behalf.

EXECUTION COPY	** Confidential treatment requested

ARTICLE XII
GENERAL PROVISIONS

Section 12.01 Successor to the Servicer.

Upon the termination of the Servicer's servicing responsibilities and duties under this Agreement pursuant to Section 9.04, 10.01, or 11.01, the Purchaser shall (i) succeed to and assume all of the Servicer 's responsibilities, rights, duties and obligations under this Agreement or (ii) appoint a successor servicer which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. If the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, then the Servicer shall continue to discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof (if applicable) all on the terms and conditions contained herein and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The termination of the Servicer's servicing responsibilities pursuant to any of the aforementioned Sections shall not, among other things, relieve the Servicer of its obligations pursuant to Section 2.04 and/or 7.02, the representations and warranties or other obligations set forth in Sections 2.04, 3.01, 3.02 and 3.03 and the remedies available to the Purchaser under the various provisions of this Agreement. In addition, such termination shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination.

Section 12.02 Governing Law.

This Agreement is to be governed by, and construed in accordance with the internal laws of the State of North Carolina without giving effect to principles of conflicts of laws. The obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 12.03 Notices.

Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered, sent by courier with delivery against signature therefor, mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar writing mailed or sent by courier as provided above, to (i) in the case of the Purchaser, Wachovia Bank, N.A., 301 S. College St., Mail Stop NC0602, Charlotte, NC 28288, Attention : Rick Newton, Vice President, Structured Products, (ii) ) in the case of the Seller, E-Loan, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588 Attention : Steve Majerus, Senior Vice President, with a copy to Edward A. Giedgowd, E-Loan's General Counsel at the same address, or (iii) such other address as may hereafter be furnished to the other parties in writing by the Purchaser or applicable Seller. Any notification or communication provided by transmission of e-mail shall not, for purposes of this Agreement, constituted valid notice.

EXECUTION COPY	** Confidential treatment requested

Section 12.04 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.05 Schedules and Exhibits.

The schedules and exhibits that are attached to this Agreement are hereby incorporated herein and made a part hereof by this reference.

Section 12.06 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

  any reference in this Agreement to this Agreement or any other agreement, document, or instrument shall be a reference to this Agreement or any other such agreement, document, or instrument as the same has been amended, modified, or supplemented in accordance with the terms hereof and thereof (as applicable);

  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

  references herein to "Articles," "Sections," "Subsections," "Paragraphs, " and other subdivisions without reference to a document are to designated articles, sections, subsections, paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require;

  a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

  a reference to a "day" shall be a reference to a calendar day;

  the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

  the terms "include" and "including" shall mean without limitation by reason of enumeration .

Section 12.07 Waivers and Amendments, Noncontractual Remedies; Preservation of Remedies.

EXECUTION COPY	** Confidential treatment requested

This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.08 Captions.

All section titles or captions contained in this Agreement or in any schedule or Exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

Section 12.09 Counterparts; Effectiveness.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become effective as of the date first set forth herein upon the due execution and delivery of this Agreement by each of the parties hereto.

Section 12.10 Entire Agreement; Amendment.

This Agreement (including the schedules and exhibits annexed hereto or referred to herein), together with each and every Purchase Price and Terms Letter to be provided in connection with any Revolving Credit Loan and Funding Date, and the Seller Guide, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized representatives of the parties hereto.

Section 12.11 Further Assurances.

Each party hereto shall take such additional action as may be reasonably necessary to effectuate this Agreement and the transactions contemplated hereby. The Seller will promptly and duly execute and deliver to the Purchaser such documents and assurances and take such further action as the Purchaser may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the Purchaser.

EXECUTION COPY	** Confidential treatment requested

Section 12.12 Intention of the Seller.

Seller intends that the conveyance of Seller's right, title and interest in and to the Revolving Credit Loans to the Purchaser shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Seller intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. Seller also intends and agrees that, in such event, (i) the Seller shall be deemed to have granted to the Purchaser and its assigns a first priority security interest in Seller's entire right, title and interest in and to the Revolving Credit Loans, all principal and interest received or receivable with respect to the Revolving Credit Loans, all amounts held from time to time in the accounts mentioned pursuant to this Agreement and all reinvestment earnings on such amounts, together with all of the Seller's right, title and interest in and to the proceeds of any title, hazard or other insurance policies related to such Revolving Credit Loans and (ii) this Agreement shall constitute a security agreement under applicable law. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COPY	** Confidential treatment requested

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers as of the date first written above.

WACHOVIA BANK, N.A.

By: /s/ Rick W. Newton
Name : Rick W. Newton
Title : Vice President

E-LOAN, INC.

By: /s/ Steve Majerus
Name: Steve Majerus
Title: Senior Vice President

*Exhibits and schedules have been omitted in accordance with Item 601 of Regulation S-K, and will be provided upon request.